EXECUTION COPY


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                          AGREEMENT AND PLAN OF MERGER

                                   DATED AS OF

                                January 14, 1998



                                 by and between

                           MQ ACQUISITION CORPORATION

                                       and

                               MEDIQ INCORPORATED








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
                                                 TABLE OF CONTENTS

                                                                                                               Page
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ARTICLE I - THE MERGER..........................................................................................  2
         Section 1.1  The Merger................................................................................  2
         Section 1.2  Closing; Effective Date and Time..........................................................  2
         Section 1.3  Effects of the Merger.....................................................................  3
         Section 1.4  Articles of Incorporation; Bylaws;
                      Directors and Officers....................................................................  3
         Section 1.5  Merger Consideration; Cancellation of
                      Shares....................................................................................  3
         Section 1.6  Dissenting Shares.........................................................................  4
         Section 1.7  Stock Options.............................................................................  5
         Section 1.8  Surrender of Securities; Funding of
                      Payments; Stock Transfer Books............................................................  6
         Section 1.9. Subsequent Actions........................................................................ 10
         Section 1.10 Adjustment of Merger Consideration and
                      Option Consideration...................................................................... 10

ARTICLE II - REPRESENTATIONS AND WARRANTIES OF THE COMPANY...................................................... 11
         Section 2.1   Corporate Organization and Authorization................................................. 11
         Section 2.2   Capitalization........................................................................... 14
         Section 2.3   Noncontravention......................................................................... 15
         Section 2.4   SEC Filings.............................................................................. 16
         Section 2.5   No Material Adverse Changes.............................................................. 17
         Section 2.6   Legal Proceedings........................................................................ 17
         Section 2.7   No Dividends or Distributions............................................................ 18
         Section 2.8   Opinion of the Company's Financial
                       Advisor.................................................................................. 18
         Section 2.9   Tax Matters.............................................................................. 18
         Section 2.10  Absence of Undisclosed Liabilities....................................................... 20
         Section 2.11  Compliance with Laws..................................................................... 21
         Section 2.12  Contracts and Commitments................................................................ 22
         Section 2.13  Brokers and Finders Fees................................................................. 23
         Section 2.14  Employee Benefit Plans; Labor Matters.................................................... 23
         Section 2.15  Environmental Matters.................................................................... 26
         Section 2.16  Information Supplied..................................................................... 28
         Section 2.17  Properties; Condition of Assets.......................................................... 29
         Section 2.18  Disclosure............................................................................... 30
         Section 2.19  Board Recommendation; Section 203;
                       Required Vote............................................................................ 30
         Section 2.20  Prior Negotiations....................................................................... 31
         Section 2.21  Intellectual Property.................................................................... 31


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         Section 2.22  Certain Business Practices............................................................... 32
         Section 2.23  Management Agreements.................................................................... 32
         Section 2.24  Affiliate Transactions................................................................... 32

ARTICLE III - REPRESENTATIONS AND WARRANTIES OF ACQUIROR........................................................ 33
         Section 3.1   Corporate Organization and Authorization................................................. 33
         Section 3.2   Noncontravention......................................................................... 34
         Section 3.3   Legal Proceedings........................................................................ 34
         Section 3.4   Financing................................................................................ 34
         Section 3.5   Information Supplied..................................................................... 35
         Section 3.6   Interim Operations of ................................................................... 35
         Section 3.7   Brokers.................................................................................. 35

ARTICLE IV - COVENANTS.......................................................................................... 36
         Section 4.1   Conduct of the Company Prior to the
                       Effective Time........................................................................... 36
         Section 4.2   Covenants of Acquiror; Employee Benefits;
                       Indemnification.......................................................................... 43
         Section 4.3   Conduct of Business by Acquiror Pending
                       the Merger............................................................................... 45
         Section 4.4   Covenants of Acquiror and the Company.................................................... 46
         Section 4.5   Transaction Litigation................................................................... 51

ARTICLE V - CONDITIONS TO ACQUIROR'S OBLIGATIONS................................................................ 51
         Section 5.1   Shareholder Approval..................................................................... 51
         Section 5.2   Representations and Warranties........................................................... 51
         Section 5.3   Performance.............................................................................. 51
         Section 5.4   Officer's Certificate.................................................................... 51
         Section 5.5   HSR Waiting Period....................................................................... 51
         Section 5.6   No Injunction............................................................................ 52
         Section 5.7   Form S-4................................................................................. 51
         Section 5.8   No Litigation............................................................................ 52
         Section 5.9   Financing................................................................................ 52
         Section 5.10  Affiliate Letters........................................................................ 52
         Section 5.11  Comfort Letters.......................................................................... 53
         Section 5.12  Dissenting Shares; Rotko Rollover........................................................ 53
         Section 5.13  Consents................................................................................. 53

ARTICLE VI - CONDITIONS TO THE COMPANY'S OBLIGATIONS............................................................ 54
         Section 6.1   Shareholder Approval..................................................................... 54
         Section 6.2   Representations and Warranties........................................................... 54
         Section 6.3   Performance.............................................................................. 54
         Section 6.4   Officer's Certificate.................................................................... 54
         Section 6.5   HSR Waiting Period....................................................................... 54
         Section 6.6   No Injunction............................................................................ 54
         Section 6.7   Form S-4................................................................................. 54
         Section 6.8   No Litigation............................................................................ 54

ARTICLE VII - SURVIVAL OF REPRESENTATIONS....................................................................... 55
         Section 7.1   No Survival of Representations........................................................... 55
         Section 7.2   Exclusive Remedy......................................................................... 55


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ARTICLE VIII - TERMINATION OF AGREEMENT......................................................................... 56
         Section 8.1   Termination of Agreement Prior to the
                       Effective Time........................................................................... 56
         Section 8.2   Effect of Termination.................................................................... 59

ARTICLE IX - MISCELLANEOUS...................................................................................... 59
         Section 9.1   Waiver of Compliance..................................................................... 59
         Section 9.2   Expenses................................................................................. 59
         Section 9.3   Assignability; Parties in Interest....................................................... 59
         Section 9.4   Specific Performance..................................................................... 60
         Section 9.5   Agreement; Amendments.................................................................... 60
         Section 9.6   Headings................................................................................. 61
         Section 9.7   Severability............................................................................. 61
         Section 9.8   Notices.................................................................................. 61
         Section 9.9   Law Governing............................................................................ 62
         Section 9.10  Counterparts............................................................................. 62
         Section 9.11  Representations.......................................................................... 62
         Section 9.12  Jurisdiction............................................................................. 62


SCHEDULES
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Schedule 1.7(a) Options.
Schedule 2.1(c) Subsidiaries.
Schedule 2.1(e) Stock of Subsidiaries.
Schedule 2.3(a) Noncontravention.
Schedule 2.3(b) Consents.
Schedule 2.4(c) Unaudited Preliminary Financial Information.
Schedule 2.5    No Material Adverse Changes.
Schedule 2.6    Legal Proceedings.
Schedule 2.9    Taxes.
Schedule 2.10   Absence of Undisclosed Liabilities.
Schedule 2.11   Compliance with Laws.
Schedule 2.12   Contracts and Commitments.
Schedule 2.13   Brokers and Finders Fees.
Schedule 2.14   Employee Benefits Plans; Labor Matters.
Schedule 2.15   Environmental Matters.
Schedule 2.17   Properties; Condition of Assets.
Schedule 2.21   Intellectual Property.
Schedule 2.24   Affiliate Transactions.
Schedule 3.2(a) Noncontravention.
Schedule 3.2(b) Consents.
Schedule 3.3    Legal Proceedings.
Schedule 3.7    Brokers.
Schedule 4.1(b) Conduct of the Company's Business and Operations.
Schedule 4.2    Covenants of Acquiror; Employee Benefits; Indemnification.
Schedule 5.10   Affiliate Letters.


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


                          AGREEMENT AND PLAN OF MERGER


     THIS AGREEMENT AND PLAN OF MERGER (the "Agreement"), dated as of January 14, 1998, is by and between MQ ACQUISITION CORPORATION, a Delaware corporation ("Acquiror"), and MEDIQ INCORPORATED, a Delaware corporation (the "Company").

     WHEREAS, the respective Boards of Directors of the parties hereto have each approved, upon the terms and subject to the conditions set forth in this Agreement, the merger of Acquiror with and into the Company (the "Merger"), pursuant to which each issued and outstanding share of common stock, par value $1.00 per share, of the Company (a "Common Share") and each issued and outstanding share of Series A Preferred Stock, par value $.50 per share, of the Company (a "Preferred Share"; the Common Shares and the Preferred Shares are sometimes referred to herein collectively as the "Shares"), will be converted into the right to receive (i) $13.75 per Share net to the stockholder in cash, without interest, and (ii) 0.075 shares of Series A 13% Cumulative Compounding Preferred Stock, par value $.01 per share with a liquidation preference of $10.00 per share ("Senior Preferred Shares") having the terms set forth on Exhibit A hereto, except for Shares owned directly or indirectly by Acquiror or the Company and Dissenting Shares (as defined in Section 1.6(b)); and

     WHEREAS, the respective Boards of Directors of the Company and Acquiror have determined that the Merger would be fair and in the best interests of their respective stockholders; and

     WHEREAS, the Merger and this Agreement require for the approval thereof (i) the affirmative vote of the holders of a majority of the outstanding voting power of the Shares, voting together as a single class and (ii) the affirmative vote of the holders of a majority of the outstanding Preferred Shares (the "Company Stockholder Approvals"); and

     WHEREAS, Acquiror is unwilling to enter into this Agreement unless, contemporaneously with the execution and delivery of this Agreement, certain beneficial and record stockholders of the Company enter into agreements (collectively, the "Stockholders Agreement") providing for certain actions relating to the transactions contemplated by this Agreement and agreements (collectively, the "Option Agreement") providing Acquiror with the option to acquire the Shares owned by such persons and entities on the terms and conditions set forth in the Option Agreement; and in order to induce Acquiror to enter into this Agreement, the Company has approved the entering into by Acquiror and such stockholders of the Stockholders Agreement and the Option Agreement, and such stockholders have agreed to enter into, execute and deliver the Stockholders Agreement and the Option Agreement; and

     WHEREAS, Acquiror is unwilling to enter into this Agreement unless, contemporaneously with the execution and delivery of this Agreement, certain beneficial and record stockholders of the Company (the "Rotko Entities") enter into agreements to roll over certain Shares (the "Rotko Rollover Shares") owned by such persons into securities of the Company, on the terms set forth on Exhibit B hereto (the "Rollover Agreement"); and

     WHEREAS, it is intended that the Merger be recorded as a recapitalization for financial reporting purposes.

     NOW, THEREFORE, in consideration of the foregoing premises and the representations, warranties and agreements contained herein, the parties hereto agree as follows:


                                    ARTICLE I

                                   THE MERGER

     Section 1.1 The Merger. Subject to the satisfaction or waiver (to the extent permissible under this Agreement) of the conditions set forth in Articles V and VI herein, at the Effective Time, Acquiror shall merge with and into the Company (the "Merger"). The Company, in its capacity as the corporation surviving the Merger, is sometimes referred to herein as the "Surviving Corporation." The Merger shall be effected pursuant to the provisions of, and with the effect provided in, the Delaware General Corporation Law (the "DGCL").

     Section 1.2 Closing; Effective Date and Time.


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     (a) Unless this Agreement shall have been terminated and the transactions herein contemplated shall have been abandoned pursuant to Section 8.1 and subject to the satisfaction or waiver of the conditions set forth in Articles V and VI hereof, the closing of the Merger (the "Closing") will take place at 10:00 a.m. on the fifth business day after satisfaction of the conditions set forth in Articles V and VI (the "Closing Date"), at the offices of Dechert Price & Rhoads, 4000 Bell Atlantic Tower, 1717 Arch Street, Philadelphia, Pennsylvania 19103, unless another date, time or place is agreed to in writing by the parties hereto.

     (b) As soon as practicable following the satisfaction or waiver of the conditions set forth in Articles V and VI hereof, the parties hereto shall cause the Merger to be consummated by filing with the Secretary of State of the State ofDelaware a certificate of merger (the "Certificate of Merger") in such form as may be required by, and executed and acknowledged in accordance with, the DGCL. The parties hereto shall cause the effective date of the Merger (the "Effective Date") to occur on the date that the Certificate of Merger is filed with the Secretary of State of the State of Delaware in accordance with the DGCL (or at such later time, which shall be as soon as reasonably practicable, as may be specified in the Certificate of Merger). The time on the Effective Date when the Merger shall become effective is referred herein to as the "Effective Time."

     Section 1.3 Effects of the Merger. At the Effective Time, the separate corporate existence of Acquiror shall cease, and the Surviving Corporation shall continue its corporate existence under the laws of the State of Delaware and the Merger shall have the effects set forth in the applicable sections of the DGCL.


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     Section 1.4 Articles of Incorporation; Bylaws; Directors and Officers.

     (a) At the Effective Time, the Certificate of Incorporation of Acquiror (which Acquiror shall amend prior to the Effective Time in order to provide for the Senior Preferred Shares, on the terms set forth on Exhibit A, and the Series B Preferred Stock and the Series C Preferred Stock, on the terms set forth on Exhibit B hereto, and to otherwise effect the transactions contemplated by this Agreement), as in effect immediately prior to the Effective Time, shall be the Certificate of Incorporation of the Surviving Corporation until thereafter amended (subject to the restrictions set forth in Section 4.2(c) hereof) in accordance with applicable law. Acquiror shall not amend its Certificate of Incorporation or Bylaws prior to the Effective Time, pursuant to the previous sentence or otherwise, without the consent of the Company, not to be unreasonably withheld.

     (b) At the Effective Time, the Bylaws of Acquiror as in effect immediately prior to the Effective Time, shall be the Bylaws of the Surviving Corporation until thereafter amended (subject to the restrictions set forth in Section 4.2(c) hereof) in accordance with applicable law.

     (c) The directors of Acquiror immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation in each case until their successors are elected or appointed and qualified.

     (d) The officers of the Company immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation in each case until their successors are elected or appointed and qualified.

     Section 1.5 Merger Consideration; Cancellation of Shares. Upon the terms and subject to the conditions of this Agreement, at the Effective Time, automatically by virtue of the Merger and without any further action on the part of any party hereto or the holders of any of the following securities:

     (a) Each Share issued and outstanding immediately prior to the Effective Time, other than Shares cancelled pursuant to Section 1.5(b) and Dissenting


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Shares (as defined in Section 1.6(b)), shall be converted into and become the right to receive, (i) $13.75 in net cash per Share without any interest thereon and (ii) 0.075 shares of Senior Preferred Stock (collectively, the "Merger Consideration").

     (b) Each Share that is issued and outstanding immediately prior to the Effective Time and owned by the Acquiror or the Company or any direct or indirect subsidiary of the Acquiror or the Company, shall be cancelled, extinguished and retired, and no payment of any consideration shall be made with respect thereto.

     (c) As a result of their conversion pursuant to Section 1.5(a), all Shares (excluding any Shares described in Section 1.5(b), and any Dissenting Shares) issued and outstanding immediately prior to the Effective Time shall cease to be outstanding and shall automatically be cancelled and retired, and each certificate ("Certificate") previously evidencing such Shares ("Converted Shares") shall thereafter solely represent the right to receive the Merger Consideration pursuant to Section 1.5(a) of this Agreement. The holders of Certificates shall cease to have any rights with respect to such Converted Shares except as otherwise provided herein or by law.

     (d) Each share of capital stock of Acquiror issued and outstanding immediately prior to the Effective Time (including any shares of capital stock issued by Acquiror in exchange for the Rotko Rollover Shares) shall be converted into and thereafter represent the same number of shares of the same class of capital stock of the Surviving Corporation, provided that, each of the Rotko Rollover Shares not owned by the Acquiror immediately prior to the Effective Time shall be converted into and thereafter represent the number of shares of capital stock of the Surviving Corporation as set forth in the Rollover Agreement.

     Section 1.6 Dissenting Shares.

     (a) Notwithstanding any provision of this Agreement to the contrary, any Shares held by a holder (a "Dissenting Shareholder") who has timely demanded and perfected his demand for appraisal of his Shares in accordance with Section 262 of the DGCL and as of the Effective Time has neither effectively withdrawn nor lost his right to such appraisal shall not represent a right to receive Merger

Consideration for such Shares pursuant to Section 1.5 above, but rather the holder thereof shall be entitled to only such rights as are granted by the DGCL.

     (b) If any Dissenting Shareholder demanding appraisal of such Dissenting Shareholder's Shares ("Dissenting Shares") under the DGCL shall effectively withdraw or lose (through failure to perfect or otherwise) his right to appraisal, then as of the Effective Time or the occurrence of such event, whichever later occurs, such Dissenting Shares shall automatically be converted into and represent only the right to receive the Merger Consideration with respect to such Shares as provided in Section 1.5 above upon surrender of the Certificate or Certificates representing such Dissenting Shares in accordance with this Agreement.

     (c) The Company shall give Acquiror prompt notice of any demands by a Dissenting Shareholder for payment or notices of intent to demand payment received by the Company under Section 262 of the DGCL and Acquiror shall have the right to participate in and direct all negotiations and proceedings with respect to such demands. The Company shall not, except with the prior consent of Acquiror or as otherwise required by law, make any payment with respect to, or settle, or offer to settle, any such demands.

     Section 1.7 Stock Options.

     (a) Upon the consummation of the Merger, each option to acquire Shares outstanding immediately prior to the Effective Time under the Company's stock option plans or similar arrangements (as listed in Schedule 1.7(a)), whether vested or unvested (each, an "Option," and collectively, the "Options"), shall automatically become immediately exercisable and each holder of an Option shall have the right to receive from Acquiror in respect of each Share underlying the Option (less applicable withholding taxes) (i) a cash payment in an aggregate amount equal to the difference between the cash portion of the Merger Consideration of $13.75, less the exercise price per Share applicable to such Option as stated in the applicable stock option agreement or other agreement plus (ii) 0.075 share of Senior Preferred Stock (the "Option Consideration"); provided that, with respect to any person subject to Section 16 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), no Option Consideration shall be paid to such person until payment can be made without liability to such person under Section 16(b) of the Exchange Act. The Company shall take such other actions (including, without limitation, giving requisite notices to holders of Options advising them of such accelerated exercisability and right to obtain payment for their respective Options) as are necessary to fully advise holders of Options of their rights and to facilitate their timely exercise of suchrights. From and after the Effective Time, other than as expressly set forth in this Section 1.7, no holder of an Option shall have any other rights in respect thereof other than to receive payment for his or her Options as set forth herein, and the Company shall take all reasonably necessary actions to terminate the Company's stock option plans and similar arrangements.

     (b) The provisions of Section 1.7(a) shall be subject to the Company obtaining any required consents from the holders of any Options and the making of any necessary amendments to the Company's stock option plans and other similar agreements. The Company shall use its commercially reasonable efforts to obtain any such consents and make any such amendments. As used in this Agreement, the requirement that Acquiror, the Company or any Subsidiary (as defined in Section 2.1(c)) shall use its "commercially reasonable efforts" shall not include efforts which require the Acquiror, Company or any Subsidiary (i) to do any act that is commercially unreasonable under the circumstances; (ii) to amend, waive or release, other than as contemplated by this Agreement, any material rights in order to obtain approvals or consents; or (iii) except in connection with the Financing (as defined herein), to provide guarantees or to post any collateral.

     Section 1.8 Surrender of Securities; Funding of Payments; Stock Transfer Books.

     (a) Prior to the Effective Time, Acquiror shall designate a bank or trust company to act as agent for the holders of the Shares and Options (the "Exchange Agent") for the purpose of exchanging Certificates for the Merger Consideration and documents representing Options (the "Option Agreements") for the Option Consideration. The fees and expenses of the Exchange Agent shall be paid by the Company.

     (b) At the Effective Time, Acquiror shall remit (or cause to be remitted) to the Exchange Agent, for the benefit of the holders of the Shares and Options, an amount equal to the aggregate cash portion of the Merger Consideration and the Option Consideration and a number of Shares of Senior Preferred Stock equal to the aggregate portion of the Merger Consideration and Option Consideration necessary to pay the holders of the Shares and Options pursuant to Sections 1.5 and 1.7 (the "Payment Fund").

     (c) As soon as practicable after the Effective Time and in no event later than ten business days thereafter, the Surviving Corporation shall cause the distribution to holders of record of the Certificates and Option Agreements (as of the Effective Time) of (i) notice of the effectiveness of the Merger and (ii) a form of letter of transmittal and other appropriate materials and instructions for use in effecting the surrender of the Certificates for payment of the Merger Consideration therefor and in effecting the surrender of the Option Agreements for payment of the Option Consideration therefor. In the event any Certificate or Option Agreement shall have been lost or destroyed, the Exchange Agent shall be authorized to accept an affidavit from the record holder of such Certificate or the party to such Option Agreement in a form reasonably satisfactory to Acquiror, subject to other conditions as Acquiror may reasonably impose (including the posting of an indemnity bond or other surety). Upon the surrender of each such Certificate, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, the Exchange Agent shall pay out of the Payment Fund the Merger Consideration to the holders of such Certificates, less any amounts required to be withheld pursuant to applicable tax laws. Upon the surrender of Option Agreements formerly representing Options, together with a letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, the Exchange Agent shall pay the Option Consideration to the holders of such Option Agreements, less any amounts required to be withheld pursuant to applicable tax laws. The Exchange Agent shall accept such Certificates and Option Agreements upon compliance with such reasonable terms and conditions as the Exchange Agent may impose to effect an orderly exchange thereof in accordance with normal exchange practices. Until surrendered as contemplated by this Section 1.8(c), (i) each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration as contemplated by Section 1.5, and (ii) each Option Agreement shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Option Consideration as contemplated by Section 1.7. No interest will be paid or will accrue on any cash payable as Merger Consideration or in lieu of any fractional shares of Senior Preferred Stock, as the case may be.

     (d) If any portion of the Cash Merger Consideration or Option Consideration is to be paid or any certificate representing shares of Senior Preferred Stock is to be issued to a person other than the person in whose name a cancelled Certificate or Option Agreement is registered, it shall be a condition to such payment or issuance that such cancelled Certificate or Option Agreement shall be surrendered and shall be properly endorsed or shall be otherwise in proper form for transfer and that the person requesting such payment shall have paid any transfer and other taxes required by reason of such payment in a name other than that of the registered holder of the certificate or instrument surrendered or shall have established to the reasonable satisfaction of Acquiror and the Exchange Agent that such tax either has been paid or is not payable.

     (e) After the Effective Time of the Merger, there shall be no further transfer on the records of the Company or its transfer agent of Certificates representing Shares which have been converted, in whole or in part, pursuant to this Agreement into the right to receive the Merger Consideration, and if such Certificates are presented to the Company for transfer, they shall be cancelled against delivery of cash and Certificates for Shares of Senior Preferred Stock as provided herein.

     (f) To the extent not immediately required for payment with respect to surrendered Shares and Options, proceeds in the Payment Fund shall be invested by the Exchange Agent as directed by the Surviving Corporation (as long as such directions do not impair the rights of holders of Shares or Options), in direct obligations of the United States of America, obligations for which the faith and credit of the United States of America is pledged to provide for the payment of principal and interest, commercial paper rated of the highest investment quality by Moody's Investors Service, Inc. or Standard & Poor's Ratings Services, or certificates of deposit issued by a commercial bank having at least $5 billion in assets, and any net earnings with respect thereto shall be paid to the Surviving Corporation as and when requested by the Surviving Corporation.

     (g) No dividends or other distributions with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the shares of Senior Preferred Stock represented thereby and no cash payment in lieu of fractional shares shall be paid to any such holder pursuant to Section 1.8(j) until the surrender of such Certificate in accordance with this Section 1.8. Subject to the effect of applicable laws, following surrender of any such Certificate, there shall be paid to the holder of the Certificate representing whole shares of Senior Preferred Stock issued in connection therewith, without interest, (i) at the time of such surrender or as promptly thereafter as practicable, the amount of any cash payable in lieu of a fractional share of Senior Preferred Stock to which such holder is entitled pursuant to Section 1.8(j) and the proportionate amount of dividends or other distributions with a record date after the Effective Time of the Merger theretofore paid with respect to such whole number of shares of Senior Preferred Stock, and (ii) at the appropriate payment date, the proportionate amount of dividends or other distributions with a record date after the Effective Time but prior to such surrender and a payment date subsequent to such surrender payable with respect to such whole number of shares of Senior Preferred Stock.

     (h) After the Effective Time, holders of Certificates shall cease to have any rights as stockholders of the Company, except as provided herein or under the DGCL. All cash paid and shares of Senior Preferred Stock issued upon the surrender for exchange of Certificates in accordance with the terms of this
Section 1.8 (including any cash paid pursuant to Section 1.8(j)) shall be deemed to have been issued (and paid) in full satisfaction of all rights pertaining to the Shares exchanged theretofore represented by such Certificates. No interest shall be paid on any Merger Consideration or Option Consideration payable to former holders of Shares or Options.

     (i) Promptly following the one-year anniversary date of the Effective Date, the Exchange Agent shall return to the Surviving Corporation all cash and shares of Senior Preferred Stock in its possession out of the Payment Fund relating to the transactions described in this Agreement, and the Exchange Agent's duties shall terminate. Thereafter, each holder of a Certificate or an Option Agreement shall look only to the Surviving Corporation and only as general creditors thereof for payment of their claims for the Merger Consideration and the Option Consideration, including any cash in lieu of fractional shares of Senior Preferred Stock and any dividends or distributions with respect to such shares to which such holders may be entitled, and each such holder of a Certificate or an Option Agreement may surrender the same to the Surviving Corporation and upon such surrender (subject to applicable abandoned property, escheat or similar laws) the Surviving Corporation shall deliver to such holder the Merger Consideration and/or Option Consideration with respect to such shares or Options, as applicable.

     (j) No certificates or scrip representing fractional shares of Senior Preferred Stock shall be issued in connection with the Merger, and such fractional share interests will not entitle the owner thereof to vote or to any rights of a stockholder of the Surviving Corporation after the Merger. Each holder of Shares exchanged pursuant to the Merger who would otherwise have been entitled to receive a fractional Senior Preferred Share (after taking into account all Shares delivered by such holder) shall receive, in lieu thereof, a cash payment (without interest) therefor in an amount equal to the value (determined with reference to the Liquidation Value of such Senior Preferred Share) of such fractional share provided that such cash payments do not exceed $50,000 in the aggregate. If such cash payments exceed $50,000, each holder of Shares exchanged pursuant to the Merger who would otherwise have been entitled to receive a fractional Share Senior Preferred Stock (after taking into account all Shares delivered by such holder) shall receive, in lieu thereof, a cash payment (without interest) representing such holder's proportionate interest in the net proceeds from the sale by the Exchange Agent (following the deduction of applicable transaction costs), on behalf of all such holders, of the Senior Preferred Stock (the "Excess Shares") representing such fractions. Such sale shall be made as soon as practicable after the Effective Time.

     (k) None of Acquiror, the Company, their respective affiliates, or the Exchange Agent shall be liable to any person in respect of any shares of Senior Preferred Stock (or dividends or distributions with respect thereto) or cash from the Payment Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. If any Certificates or Option Agreements shall not have been surrendered prior to three years after the Effective Time (or immediately prior to such earlier date on which any cash, if any, in lieu of fractional shares of Senior Preferred Stock would otherwise escheat to or become the property of any Governmental Entity (as defined below)), any such cash, dividends or distributions in respect of such Certificates and Option Agreements shall, to the extent permitted by applicable law, become the property of the Company, free and clear of all claims or interest of any person previously entitled thereto.

     Section 1.9. Subsequent Actions. If, at any time after the Effective Time, the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of either of the Company or Acquiror acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger or otherwise to carry out this Agreement, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of either the Company or Acquiror, all such deeds, bills of sale, assignments and assurance and to take, in the name and on behalf of each of such corporations or otherwise, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties or assets in the Surviving Corporation or otherwise to carry out the transactions contemplated by this Agreement.

     Section 1.10 Adjustment of Merger Consideration and Option Consideration. The Merger Consideration payable pursuant to Section 1.5(a) and the Option Consideration payable pursuant to Section 1.7 have been calculated based upon the representations and warranties made by the Company in Section 2.2. In the event that, at the Effective Time, the actual number of Shares outstanding and/or the actual number of Shares issuable upon the exercise of outstanding options, warrants or similar agreements or upon conversion of securities (including without limitation, as a result of any stock split, stock dividend, including any dividend or distribution of securities convertible into Shares, or a recapitalization) is more than as described in Section 2.2, the Merger Consideration and the Option Consideration shall be appropriately adjusted downward; provided that, no adjustment shall be made pursuant to this Section
1.10 unless, at the Effective Time, the actual number of Shares outstanding plus the actual number of Shares issuable upon the exercise of all such options, warrants or similar agreements or upon the conversion of securities is more than 20,000 more than as described pursuant to Section 2.2. The provisions of this
Section 1.10 shall not, in any event, derogate from the representation and warranty set forth in Section 2.2.



                                   ARTICLE II

                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

     The Company represents and warrants to Acquiror that:

     Section 2.1 Corporate Organization and Authorization.

     (a) The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and, upon obtaining the Company Stockholder Approvals, has all requisite corporate power and authority to, execute and deliver this Agreement and to carry out its obligations hereunder.

     (b) (i) The Company has all requisite corporate power and authority and all governmental authorizations, certificates, licenses, consents and approvals required to own, lease and operate its properties and to carry on its business as currently conducted, except where the failure to possess such authorizations, certificates, licenses, consents and approvals (either individually or in the aggregate) would not reasonably be expected to have a Material Adverse Effect on the Company (as defined in Section 2.1(b)(ii)). The Company is duly qualified or licensed to do business as a foreign corporation and is in good standing in each jurisdiction where the character of the properties owned, operated or leased by it or the nature of the activities conducted by it makes such qualification necessary, except where the failure to so qualify or be licensed or to maintain such good standing (either in one jurisdiction or in the aggregate) would not reasonably be expected to have a Material Adverse Effect on the Company.

     (ii) For purposes of this Agreement, "Material Adverse Effect" shall mean with respect to the Company or Acquiror, as applicable, any change, effect or event that (i) is material and adverse to the assets, liabilities, condition (financial or otherwise), cash flows, results of operations or business of the Company and the Subsidiaries (as defined in Section 2.1(c)) taken as a whole, or Acquiror and its subsidiaries taken as a whole, respectively, or (ii) materially impairs the ability of the Company or Acquiror, respectively, to perform its obligations under this Agreement or otherwise materially threatens or materially impedes the consummation of the Merger and the other transactions contemplated by this Agreement or the conduct of the business of the Company or Acquiror, as the case may be; provided, however, that Material Adverse Effect shall not be deemed to include the impact of actions or omissions of the Company or Acquiror taken with the prior written consent of the other in contemplation of the transactions contemplated hereby.

     (c) All of the Company's subsidiaries are listed on Schedule 2.1(c) hereto (the "Subsidiaries"). For purposes of this Agreement, "subsidiary" means any entity of which securities or other ownership interests having ordinary voting power to elect a majority of the Board of Directors or other persons performing similar functions are directly or indirectly owned by such party. All of the Company's "significant subsidiaries" are marked with an asterisk on Schedule 2.1(c) (the "Significant Subsidiaries"). For purposes of this section, "significant subsidiary" has the meaning set forth in Rule 1-02(w) of Regulation S-X of the Securities and Exchange Commission (the "SEC"). Except as set forth on Schedule 2.1(c), each of the Company's Subsidiaries is wholly owned, directly or indirectly, by the Company. Schedule 2.1(c) lists the outstanding capital stock or other equity interests of each Subsidiary and the number of shares or other equity interests owned by the record holders thereof. Other than bonus plans and sales commission plans of the Company and the Subsidiaries implemented by the Company and the Subsidiaries in the ordinary course of business, copies or descriptions of which have been provided or made available to Acquiror, there are no agreements, arrangements or commitments of any character (contingent or otherwise) pursuant to which any person is or may be entitled to receive any payment based on the revenues or earnings, or calculated in accordance therewith, of the Company or any Subsidiary. There are no voting trusts, proxies or other agreements or understandings to which the Company or any Subsidiary is a party or by which the Company or any Subsidiary is bound with respect to the voting of any shares of capital stock of the Company or any Subsidiary. Except as set forth on Schedule 2.1(c), the Company and its Subsidiaries (i) do not directly or indirectly own, (ii) have not agreed to purchase or otherwise acquire and (iii) do not hold any interest convertible into or exchangeable or exercisable for, 5% or more of the capital stock or other equity interest of any corporation, partnership, company, joint venture or other business association or entity.

     (d) Each Subsidiary is a corporation duly organized, validly existing and in good standing under the laws its jurisdiction of incorporation and has all requisite corporate power and authority and all governmental authorizations, certificates, licenses, consents and approvals required to own, lease and operate its properties and to carry on its business as currently conducted, except where the failure to possess such authorizations, certificates, licenses, consents and approvals (either individually or in the aggregate) would not reasonably be expected to have a Material Adverse Effect on the Company. Each Subsidiary is duly qualified or licensed to do business as a foreign corporation and is in good standing in each jurisdiction where the character of the property owned, operated or leased by it or the nature of the activities conducted by it makes such qualification necessary, except where the failure to so qualify or be licensed or to maintain such good standing (either in one jurisdiction or in the aggregate) would not reasonably be expected to have a Material Adverse Effect on the Company.

     (e) All of the outstanding capital stock of each Subsidiary held by the Company (i) has been validly issued, is fully paid and nonassessable and is not subject to preemptive or similar rights and (ii) except as described on Schedule 2.1(e), is owned by the Company free and clear of any lien or other encumbrance and (iii) has been issued in material compliance with all applicable federal and state securities laws. There are no outstanding (i) securities of any Subsidiary convertible into or exchangeable for shares of capital stock or other voting securities or ownership interests in any Subsidiary or (ii) options or other rights to acquire from the Company or any Subsidiary and no other obligation of the Company or any Subsidiary to issue, any capital stock, voting securities or other ownership interests in, or any securities convertible into or exchangeable for, any capital stock, voting securities or ownership interests in any Subsidiary (items in clauses (i) and (ii) being referred to collectively as the "Subsidiary Securities"). There are no outstanding obligations of the Company or any Subsidiary to repurchase, redeem or otherwise acquire any outstanding Subsidiary Securities.

     (f) The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby have been duly authorized by the Board of Directors of the Company and, upon obtaining the Company Stockholder Approvals, no further corporate authorization on the part of the Company will be necessary to consummate the transactions contemplated by this Agreement.

     (g) This Agreement has been duly executed and delivered by the Company and constitutes a valid and binding agreement of the Company and is enforceable against the Company in accordance with its terms.

     (h) The Company has delivered or made available to Acquiror true and complete copies of the Certificate of Incorporation and Bylaws (or similar organizational documents) of the Company and its Subsidiaries as in effect on the date hereof and such documents have not been amended, modified, rescinded or repealed.

     Section 2.2 Capitalization. The authorized capital stock of the Company consists of 40,000,000 Common Shares, value $1.00 per share, and 20,000,000 shares of preferred stock, par value $.50 per share, all of which have been designated Series A Preferred Stock (defined in the recitals of this Agreement as the "Preferred Shares"). As of the date of this Agreement, (a) 19,368,326 Common Shares were validly issued and outstanding, fully paid and nonassessable

(excluding treasury shares and except for any Common Shares issued upon the exercise of Options within three business days of the date of this Agreement) and were issued free of any preemptive or similar rights; (b) 6,267,498 Preferred Shares were issued and outstanding and were issued free of any preemptive or similar rights (excluding treasury shares); (c) 1,730,854 Common Shares were reserved for issuance and are issuable upon or otherwise deliverable in connection with the exercise of outstanding Options heretofore granted under the stock option plans listed in Schedule 1.7(a); and (d) 256,710 Common Shares and 9,675 Preferred Shares were reserved for issuance and are issuable upon or otherwise deliverable in connection with the exercise of outstanding non- plan Options and (e) 699,788 Common Shares and 377,253 Preferred Shares were held in the treasury of the Company. Schedule 1.7(a) lists as of a recent date, (i) each outstanding Option, the date it was granted, and the applicable stock option plan or other arrangement under which it was granted; (ii) the number of and series of Shares subject thereto; (iii) the exercise price and the name of the option holder, and (iv) the weighted average exercise price of all outstanding Options. There are no other shares of capital stock or other equity or voting securities of the Company outstanding and no other outstanding options, warrants, rights to subscribe to (including any preemptive rights), calls or commitments of any character whatsoever to which the Company or any of its Subsidiaries is a party or may be bound requiring the issuance, transfer or sale of any shares of capital stock or other equity or voting securities of the Company or any securities or rights convertible into or exchangeable or exercisable for any such shares or equity or voting securities, and there are no contracts, commitments, understandings or arrangements by which the Company or any of its Subsidiaries is obligated to issue (or to issue upon the occurrence of certain events) additional shares of its capital stock, options, warrants or rights to purchase, redeem or acquire any additional shares of its capital stock or securities convertible into or exchangeable or exercisable for any such shares or other securities. Each Preferred Share is convertible into one Common Share. All of the outstanding Common Shares and Preferred Shares are, and all Common Shares and Preferred Shares which may be issued pursuant to the exercise of outstanding Options or upon conversion of Preferred Shares will be, when issued in accordance with the respective terms thereof, duly authorized, validly issued, fully paid and nonassessable, issued in material compliance with all applicable federal and state securities laws and not issued in violation of any preemptive or similar rights. There are no bonds, debentures, notes or other indebtedness having general voting rights (or convertible into securities having such rights) of the Company issued and outstanding. There are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any of the Company's equity or voting securities or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any such subsidiary or any other entity. No entity in which the Company owns, directly or indirectly, less than a 50% equity interest is, individually or when taken together with all such other entities, material to the business of the Company and its Subsidiaries taken as a whole.

As used herein, "Options" shall mean options to acquire Common Shares or Preferred Shares, as the case may be.

     Section 2.3 Noncontravention.

     (a) Subject to the expiration or termination of the applicable waiting period required by the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), neither the execution or delivery by the Company of this Agreement nor the consummation by the Company of the transactions contemplated hereby:

          (i) violate, conflict with, or constitute a default under, the Certificate of Incorporation or Bylaws, as amended, of the Company or any Subsidiary; or

          (ii) assuming that all consents, approvals, orders or authorizations contemplated by subsection (b) below have been obtained and all filings described therein have been made, (A) violates or will violate any statute or law or any rule, regulation, order, writ, injunction, judgment or decree of any Federal, state, local or foreign government or any court, tribunal, administrative agency or commission or other governmental or other regulatory authority or agency, domestic or foreign (a "Governmental Entity") to which the Company or any Subsidiary (or any of their respective assets or properties) is subject or (B) except as set forth on Schedule 2.3(a), result in any breach or violation of or constitute a default (or an event which with the notice or lapse of time or both would become a default) or result in the loss of a material benefit under, or give rise to any right of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or encumbrance on any of the properties or assets of the Company or any of its Subsidiaries pursuant to, any note, bond, mortgage, indenture, deed of trust, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or any of their respective properties are bound or affected, except in the case of clauses (A) and (B) for any such conflicts, violations, breaches, defaults or other occurrences which, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect on the Company.

     (b) Except for the expiration or termination of the applicable waiting period under the HSR Act, the obtaining the Company stockholder approvals, the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and as described on Schedule 2.3(b), there is no other consent, approval, order or authorization of, or filing with, or any permit from, or any notice to any (i) Governmental Entity or (ii) other person or entity, required to be obtained by the Company or any Subsidiary for the execution of this Agreement by the Company and the consummation of the transactions contemplated hereby (except, in the case of consents, approvals, authorizations, filings or permits with or from persons or entities other than Governmental Entities, where the failure to make such filings or obtain such consents, approvals, orders, authorizations or permits would not reasonably be expected to result in a Material Adverse Effect on the Company.)

     Section 2.4 SEC Filings.

     (a) The Company has timely filed all required forms, reports, statements, exhibits, schedules and other documents required to be filed with the SEC since October 1, 1996 (collectively, the "Company Public Reports"). As of their respective dates, the Company Public Reports complied in all material respects with the requirements of the Securities Act, or the Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such Company Public Reports, and none of the Company Public Reports contains any untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading except, in each case, to the extent that a Public Company

Report has been amended, revised or superseded by a subsequent filing with the SEC made prior to the date hereof. No Subsidiary has, or since October 1, 1996 has had, any obligation to file any forms, reports, statements, exhibits, schedules or other documents with the SEC.

     (b) The consolidated financial statements included in the Company Public Reports (including any pro forma financial information contained therein) (i) have been prepared from, and are in accordance with, the books and records of the Company and its Subsidiaries (ii) comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, (iii) have been prepared in accordance with generally accepted accounting principles (except, in the case of unaudited consolidated quarterly statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or required by changes in generally accepted accounting principles) and (iv) fairly present in all material respects the consolidated financial position of the Company and its Subsidiaries as of the dates thereof and the consolidated results of their operations, changes in stockholders equity and cash flows for the periods then ended (subject, in the case of unaudited quarterly statements, to normal, recurring, year-end audit adjustments), except that any pro forma financial statements contained in such consolidated financial statements are not necessarily indicative of the consolidated financial position of Company and its Subsidiaries as of the respective dates thereof and the consolidated results of their operations, changes in stockholders' equity and cash flows for the periods indicated.

     (c) The unaudited preliminary financial information reflected on Schedule 2.4(c) has been prepared from, and is in accordance with, in all material respects, the books and records of the Company and the Subsidiaries and, to the Company's knowledge, are accurate in all material respects.

     Section 2.5 No Material Adverse Changes. Since September 30, 1997, except as set forth on Schedule 2.5, there has been no event, change, loss, occurrence or development in the business of the Company or its Subsidiaries (including the incurrence of any liability of any nature, whether accrued, contingent or otherwise), taken as a whole, that, taken together with other events, changes, losses, occurrences and developments, has had or would reasonably be expected to have a Material Adverse Effect on the Company. Except as set forth in Schedule 2.5, since September 30, 1997 the Company has conducted its business in the ordinary course, and since such date, the Company has not taken any action which, if taken after the date hereof, would be prohibited under Section 4.1(b) hereof.

     Section 2.6 Legal Proceedings. Except as specifically described in the most recent Company Form 10-K included in the Company Public Reports or as set forth on Schedule 2.6, (a) there are no claims, actions, suits, proceedings or investigations pending or, to the Company's knowledge, threatened against the Company or any Subsidiary or their assets or properties, or with respect to which the Company or any Subsidiary has retained or assumed responsibility by contract or operation of law (i) seeking to enjoin, prohibit, restrain or otherwise prevent the transactions contemplated hereby or (ii) which, if adversely determined, individually or in the aggregate would reasonably be expected to result in a Material Adverse Effect on the Company; and (b) there are no judgments, decrees, orders, writs, injunctions, determinations or awards issued by any Governmental Entity currently outstanding and unsatisfied against the Company or any Subsidiary, or for which the Company or any Subsidiary has retained or assumed responsibility by contract or operation of law having, or which could reasonably be expected to have a Material Adverse Effect on the Company. Except as set forth in Schedule 2.6, there are no indemnification agreements between the Company or its Subsidiaries on the one hand, and any directors, officers, employees or other agents of the Company or any of its current or former Subsidiaries on the other hand. Except as set forth in
Schedule 2.6, the Company is not aware of any indemnification, breach of contract or similar claim by or against the Company or any of its Subsidiaries that is pending or threatened, or which would reasonably be expected to be asserted in the future, with respect to any acquisition or disposition by the Company after January 1, 1992, which, if adversely determined would reasonably be expected to have a Material Adverse Effect on the Company.

     Section 2.7 No Dividends or Distributions. Since September 30, 1997 there has not been any declaration, setting aside or payment of any dividend or any other distribution with respect to the Company's capital stock or any redemption, purchase or other acquisition of any of the Company's debt or equity securities, except in connection with purchases of stock pursuant to the Company's 401(k) Plan.

     Section 2.8 Opinion of the Company's Financial Advisor. The Board of Directors of the Company has received a written opinion of Salomon Smith Barney, financial advisor to the Company, dated the date of this Agreement to the effect that, as of such date, the Merger Consideration to be received in the Merger by the holders of Shares (other than certain affiliates who will be continuing stockholders) is fair to such holders from a financial point of view and such opinion has not been withdrawn, amended or modified in any material respect. A signed copy of such opinion will be delivered to Acquiror promptly after receipt thereof by the Company.

     Section 2.9 Tax Matters.

     (a) Except as set forth on Schedule 2.9, each of the Company and the Subsidiaries has filed all Tax Returns required to be filed by any of them and has paid (or the Company has paid on its behalf) all Taxes shown to be due thereon, or has set up an adequate reserve in its financial statements for the payment of, all Taxes required to be paid in respect of the periods covered by such returns whether or not shown to be due on such returns (except where the failure to pay would not reasonably be expected to have a Material Adverse Effect on the Company). The information contained in such Tax Returns is true and correct in all material respects, except where a failure to be so would not reasonably be expected to have a Material Adverse Effect on the Company. Except as disclosed on Schedule 2.9, neither the Company nor any Subsidiary is delinquent in the payment of any tax, assessment or governmental charge, except where such delinquency would not reasonably be expected to have a Material Adverse Effect on the Company. There are no Tax liens upon the assets of the Company or any Subsidiary except liens for Taxes not yet due or being contested in good faith through appropriate proceedings. Except as set forth on Schedule
2.9 no deficiency for any Taxes has been proposed, asserted or assessed against the Company or any Subsidiary that has not been resolved or paid in full. Except as set forth on Schedule 2.9, no audits or other administrative proceedings or court proceedings are currently pending with regard to any Taxes or Tax Returns of the Company or any Subsidiary.

     (b) True and complete copies of all federal and state income tax returns of the Company and the Subsidiaries for the taxable periods ended September 30, 1994 through September 30, 1996 have been delivered or made available to Acquiror. No claim has been made by a taxing authority in a jurisdiction where the Company or a Subsidiary does not file income or franchise Tax Returns that such entity is or may be subject to income or franchise Tax in that jurisdiction. Except as disclosed on Schedule 2.9, (i) neither the Company nor any Subsidiary has ever filed an election under Section 341(f) of the Code; (ii) neither the Company nor any Subsidiary has executed a waiver or consent, which remains outstanding, extending any statute of limitations for any Tax liability;
(iii) neither the Company nor any Subsidiary has been the subject of a closing agreement with any taxing authority or the subject of a ruling from any taxing authority with respect to Tax matters that will have a continuing effect on the taxable income of the Company or a Subsidiary following the Closing; (iv) neither the Company nor any Subsidiary is required to make any adjustment under
Section 481 of the Code; (v) neither the Company nor any Subsidiary is a party to any tax sharing, tax allocation or tax indemnification agreement with any person other than the Company and/or the Subsidiaries; (vi) all material Taxes required to be withheld, collected and deposited with any taxing authority have been so withheld, collected and deposited; (vii) neither the Company nor any Subsidiary has been a United States real property holding corporation within the meaning of Section 897((c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)-(ii) of the Code; and (viii) neither the Company nor any Subsidiary has granted a power of attorney that is currently in effect with respect to any material Tax matter. Except as set forth on Schedule 2.9, no amount that would be received by any person (whether in cash or property or the vesting of property) as a result of any of the transactions contemplated by this Agreement under any employment, severance, or other compensation arrangement or benefit plan in effect with the Company or any Subsidiary would be an excess parachute payment within the meaning of Section 280G(b)(1) of the Code.

     (c) For Purposes of this Agreement:

          (i) "Tax or Taxes" means any federal, state, county or local taxes, charges, fees, levies, or other assessments, including, but not limited to, all net income, gross income, sales and use, transfer, gains, profits, excise, franchise, real and personal property, gross receipts, capital stock, production, business and occupation, disability, employment, payroll, license, estimated, severance or withholding taxes or charges imposed by any governmental entity, and includes any interest and penalties (civil or criminal) on or additions to any such taxes; and

          (ii) "Tax Return" means a return or report, including accompanying schedules, required to be supplied to a governmental entity with respect to Taxes including, where permitted or required, combined or consolidated returns for a group of entities and information returns.

     Section 2.10 Absence of Undisclosed Liabilities. All of the material obligations or liabilities (whether accrued, absolute, contingent, unliquidated or otherwise, whether due or to become due, and regardless of when asserted, including Taxes (as defined in Section 2.9)) with respect to or based upon transactions or events ("Liabilities"), required to be reflected on the latest balance sheet contained in the most recent Company Form 10-K included in the Company Public Reports (the "Latest Balance Sheet") in accordance with generally accepted accounting principles, consistently applied, have been so reflected. The Company has no Liabilities which are, in the aggregate, material to the business, operation, condition (financial or otherwise), assets, or cash flows of the Company and the Subsidiaries, taken as a whole, except (a) as reflected on the Latest Balance Sheet, (b) Liabilities which arose prior to the date of the Latest Balance Sheet and not required under generally accepted accounting principals to be reflected on the Latest Balance Sheet and which, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect on the Company, (c) Liabilities which have arisen after the date of the Latest Balance Sheet in the ordinary course of business and (d) as otherwise disclosed on Schedule 2.10.

     Section 2.11 Compliance with Laws.

     (a) Except as set forth on Schedule 2.11, each of the Company and its Subsidiaries during the last three years has complied, and any former subsidiary or operations sold by the Company or any Subsidiary within the past three years, during such period while owned by the Company or any Subsidiary had, complied with all applicable laws regulations, statutes, codes, ordinances, rules, permits, judgments, decrees and orders of any Governmental Entity ("Laws") applicable to the business, operations, assets or properties of the Company and its Subsidiaries and to which the Company or any such Subsidiary and their respective properties and assets are subject (including, without limitation, any state or federal acts (including rules and regulations thereunder) regulating or otherwise affecting, equal employment opportunity), except where the failure to so comply has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company; and except as set forth on Schedule 2.11 or disclosed in the Company Public Reports, no claims have been filed by any Governmental Entity against the Company or any Subsidiary alleging such a violation of any such Law which have not been resolved to the satisfaction of such Governmental Entity.

     (b) Since October 1, 1995, neither the Company nor any of its Subsidiaries has received from any Governmental Entity any written notification with respect to alleged violations of Laws, except for notices relating to alleged violations that have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. The Company and each Subsidiary has in effect (and the Company and/or each Subsidiary has timely made appropriate filings for issuance or renewal thereof) all Federal, state, local and foreign licenses, notices, permits and rights and exemptions from any of the foregoing (collectively, "Permits") necessary for it to own, lease or operate its properties and assets and to carry on its business as now conducted, except where the failure to have such Permits, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect on the Company. No default under any Permit has occurred, except for defaults under Permits that, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect on the Company. The Company has received no written notice of any pending investigation or review by any Governmental Entity with respect to the Company or any Subsidiary. To the Company's knowledge, no such investigation or review is threatened.

     Section 2.12 Contracts and Commitments.

     (a) Except as set forth on Schedule 2.12 or in the most recent Company Form 10-K included in the Company Public Reports, neither the Company nor any Subsidiary (i) is a party to or bound by any written Contract for the employment of any officer, individual employee or other person on a full-time, part-time or consulting basis, or relating to severance pay for any such person other than those terminable at will, (ii) except for Contracts entered into in the ordinary course of business, is a party to or bound by any (A) written or oral Contract to repurchase assets previously sold (or to indemnify or otherwise compensate the purchaser in respect of any assets previously sold) or (B) Contract for the sale of any material capital asset, (iii) is a party to or bound by any Contract which is a material contract (as defined in Item 601(b)(10) of Regulation S-K) to be performed after the date of this Agreement that has not been filed or incorporated by reference in the most recent Company Form 10-K included in the Company Public Reports, (iv) is a party to or bound by any Contract which prohibits the Company, its Subsidiaries or their respective affiliates from freely engaging in any business anywhere in the world, (v) is a party to or bound by any Contract relating to the borrowing of money or to mortgaging, pledging or otherwise placing a lien on any of the assets of the Company or its Subsidiaries, or (vi) has guaranteed any obligation for borrowed money.

     As used in this Agreement, the term "Contract" shall mean any contract, agreement, indenture, arrangement, commitment or understanding, whether written or oral.

     (b) Neither the Company nor any Subsidiary is and, to the knowledge of the Company, no other party is in violation of or in default under (nor does there exist any condition affecting the Company, or to the Company's knowledge, other parties to such Contracts which upon the passage of time or the giving of notice or both would reasonably be expected to cause such a violation of or default under) any Contract to which it is a party or by which it or any of its properties or assets is bound except for violations or defaults that would not reasonably be expected to have a Material Adverse Effect on the Company. Each Contract set forth on Schedule 2.12 or filed as an exhibit to the most recent Company Form 10-K included in the Company Public Reports constitutes a valid and binding obligation of the Company and/or Subsidiary which is party thereto and, to the knowledge of the Company, each other party thereto, enforceable against such other party in accordance with its terms.

     (c) Prior to the date of this Agreement, Acquiror has been given an opportunity to review a true and correct copy of each written Contract, and a written description of each oral Contract, set forth on Schedule 2.12, together with all amendments, waivers or other changes thereto.

     Section 2.13 Brokers and Finders Fees. Except as set forth on Schedule 2.13, there are no claims for brokerage commissions, finders' fees, investment advisory fees or similar compensation in connection with the transactions contemplated by this Agreement, based on any arrangement, understanding, commitment or agreement made by or on behalf of the Company, obligating the Company or Acquiror (or any of their respective affiliates) to pay such claim. The Company has furnished to Acquiror a complete and correct copy of each agreements set forth on Schedule 2.13.

     Section 2.14 Employee Benefit Plans; Labor Matters.

     (a) With respect to each employee benefit plan, program, arrangement and contract (including, without limitation, any "employee benefit plan", as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), maintained or contributed to by the Company or any Subsidiary, or with respect to which the Company or any Subsidiary is or reasonably would be expected to be liable under Section 4069, 4212(c) or 4204 of ERISA (the "Benefit Plans"), the Company has delivered or made available to Acquiror a copy of (i) the most recent annual report (Form 5500) filed with the Internal Revenue Service (the "IRS") for each Benefit Plan for which a Form 5500 is required to be filed, (ii) such Benefit Plan, (iii) each trust agreement, if any, relating to such Benefit Plan, (iv) the most recent summary plan description for each Benefit Plan for which a summary plan description is required, (v) the most recent actuarial report or valuation relating to a Benefit Plan subject to Title IV of ERISA and (vi) the most recent determination letter, if any, issued by the IRS with respect to any Benefit Plan intended to be qualified under Section 401 of the Code.

     (b) Except as described on Schedule 2.14, no event has occurred with respect to the Benefit Plans and there exists no condition or set of circumstances, in connection with which the Company or any other employer (an "ERISA Affiliate") that is, with the Company or any Subsidiary, considered a single employer within the meaning of ss.414(b), ss.414(c), or ss.414(m) of the Code, could be subject to any material liability under the terms of such Benefit Plans, ERISA, the Code or any other applicable Law that would reasonably be expected to be required to be satisfied by the Company or the Acquiror and which would reasonably be expected to have a Material Adverse Effect on the Company.

     (c) Neither the Company nor any Subsidiary is bound by any collective bargaining or other labor union contract and no collective bargaining agreement is currently being negotiated by the Company or any Subsidiary. There is no pending or, to the knowledge of the Company, threatened labor dispute, strike or work stoppage against the Company or any Subsidiary that may interfere with the respective business activities of the Company or any Subsidiary and would reasonably be expected to have a Material Adverse Effect on the Company. There is no pending or, to the knowledge of the Company, threatened charge or complaint against the Company or any Subsidiary by the National Labor Relations Board or any comparable state agency.

     (d) The Company has delivered or made available to Acquiror (i) copies of all employment agreements with officers of the Company or its Subsidiaries; and
(ii) copies of all severance agreements, programs and policies of the Company and its Subsidiaries with or relating to its employees. Except as set forth on
Schedule 2.14, neither the Company nor any Subsidiary shall owe a severance payment or similar obligation to any of their respective employees, officers or directors as a result of the Merger or the transactions contemplated by this Agreement and none of such persons shall be entitled to an increase in severance payments or other benefits as a result of the Merger or the other transactions contemplated by this Agreement in the event of the subsequent termination of their employment.

     (e) Except as provided in Schedule 2.14, neither the Company nor any Subsidiary contributes to or has an obligation to contribute to, and has not within six years prior to the date of this Agreement contributed to or had an obligation to contribute to, a multiemployer plan within the meaning of Section 3(37) of ERISA.

     (f) Except as disclosed on Schedule 2.14: (i) all Benefit Plans intended to be tax qualified under Section 401(a) or Section 403(a) of the Code are so qualified (subject to amendments to reflect changes where retroactive amendments are allowed, such as Public Law 104-188, the Small Business Job Protection Act of 1996); (ii) all trusts established in connection with plans which are intended to be tax exempt under Section 501(a) or (c) of the Code are so tax exempt; (iii) to the extent required either as a matter of law or to obtain the intended tax treatment and tax benefits, all Benefit Plans comply in all material respects with the requirements of ERISA and the Code; (iv) all plans have been administered in material compliance with the documents and instruments governing the Benefit Plans except in cases where changes in the law require compliance with the laws for periods preceding the date plans are required to be amended with retroactive effect; (v) all reports and filings with governmental agencies (including but not limited to the Department of Labor, Internal Revenue Service, Pension Benefit Guaranty Corporation and the SEC) required in connection with each Benefit Plan have been timely made; (vi) all material disclosures and notices required by law or plan provisions to be given to participants and beneficiaries in connection with each Benefit Plan have been properly and timely made; and (vii) the Company has made a good faith effort to comply in all material respects with the reporting and taxation requirements for FICA taxes with respect to any deferred compensation arrangements under Section 3121(v) of the Code.

     (g) Except as disclosed on Schedule 2.14: (i) all contributions, premium payments and other payments required to be made in connection with the plans as of the date of this Agreement have been made; (ii) proper accrual has been made on the books of the Company for all contributions, premium payments and other payments due in the current fiscal year but not made as of the date of this Agreement; (iii) no contribution, premium payment or other payment has been made in support of any Benefit Plan that is in excess of the allowable deduction for federal income tax purposes for the year with respect to which the contribution was made (whether under Section 162, Section 280G, Section 404, Section 419,
Section 419A of the Code or otherwise); and (iv) with respect to each plan that is subject to Section 301 et. seq. of ERISA or Section 412 of the Code, such Benefit Plan has met the minimum funding standard for the 1997 plan year.

     (h) Except as disclosed on Schedule 2.14: (i) no action, suit, charge, complaint, proceeding, hearing, investigation or claim is pending with regard to any Benefit Plan other than routine uncontested claims for benefits; (ii) the consummation of the transactions contemplated by this Agreement will not cause any Benefit Plan to increase benefits payable to any participant or beneficiary;
(iii) the consummation of the transactions contemplated by this Agreement will not: (A) entitle any current or former employee of the Company to severance pay, unemployment compensation or any other payment, benefit or award under the Benefit Plans, or (B) except as provided in Section 1.7 hereof, accelerate or modify the time of payment or vesting, or increase the amount of any benefit, award or compensation due any such employee under the Benefit Plans; (iv) no Benefit Plan is currently under examination or audit by the Department of Labor, the Internal Revenue Service, the Pension Benefit Guaranty Corporation or the Securities and Exchange Commission; (v) the Company has no actual or potential liability arising under Title IV of ERISA as a result of any Benefit Plan that has terminated or is in the process of terminating; (vi) the Company has no actual or potential liability under Section 4201 et. seq. of ERISA for either a complete withdrawal or a partial withdrawal from a multiemployer plan; and (vii) with respect to the Benefit Plans, the Company has no liability (either directly or as a result of indemnification) for (and the transaction contemplated by this Agreement will not cause any liability for): (A) any excise taxes under Section 4971 through Section 4980B, Section 4999 or Section 5000, or (B) any penalty under Section 502(i), Section 502(l), Part 6 of Title I or any other provision of ERISA, or (C) any excise taxes, penalties, damages or equitable relief as a result of any prohibited transaction, breach of fiduciary duty or other violation under ERISA or any other applicable law.

     (i) Except as disclosed on Schedule 2.14 (i) all accruals required under FAS 106 have been properly accrued on the financial statements of the Company and (ii) the Company has no liability for life insurance, death or medical benefits after separation from employment other than: (A) such death benefits under the plans identified on Schedule 2.14, (B) health care continuation benefits described in Section 4980B of the Code, or (C) as may be required under other federal, state or local law.

     Section 2.15 Environmental Matters. Except as set forth on Schedule 2.15:

     (a) The Company and its Subsidiaries (including solely for purposes of this Section 2.15 to the best knowledge of the Company, their predecessors, all former Subsidiaries and operators in respect of the period of ownership or operation by the Company) are (or were) in compliance with all Environmental Laws, including California's Safe Drinking Water & Toxic Enforcement Act of 1986 (commonly referred to as "Proposition 65"), and including the obligation to apply for, obtain and comply with all permits, authorizations, licenses or other approvals under Environmental Laws ("Environmental Permits"), except where the failure to be in compliance with Environmental Laws or to apply for, obtain or comply with Environmental Permits would not reasonably be expected to result in a Material Adverse Effect on the Company;

     (b) There is no pending or, to the knowledge of the Company, threatened claim, suit, or administrative proceeding against the Company or any of its Subsidiaries under any Environmental Law which is unresolved and would, if successful, reasonably be expected to result in a Material Adverse Effect on the Company. Neither the Company or any of its Subsidiaries has received written communication from any person, including but not limited to, a Governmental Entity, alleging that the Company or any Subsidiary is or may be in violation of any applicable Environmental Law or otherwise may be liable or responsible under any applicable Environmental Law, including but not limited to, liability or responsibility in connection with a Cleanup or requesting information in connection with a site requiring a Cleanup, which violation or liability or responsibility is unresolved and would reasonably be expected to result in a Material Adverse Effect on the Company;

     (c) Except as would not reasonably be expected to result in a Material Adverse Effect on the Company: (i) there are no Regulated Materials present on, at, in or underneath any location which is owned by Company or its Subsidiaries ("Properties") or, to the knowledge of the Company, at any properties leased or otherwise operated by the Company or its Subsidiaries or to the knowledge of the Company, at any former properties when owned, leased or otherwise operated by the Company or any Subsidiary (including former Subsidiaries), and (ii) there have been no Releases (as defined in the Comprehensive Environmental Response Compensation and Liability Act of 1980, as amended), of Regulated Materials on, at, in or underneath or from any Properties;

     (d) No friable asbestos-containing materials are present at any property owned by the Company; there are no underground storage tanks, active or abandoned, at any such property and, and no chlorofluorocarbons ("CFCs") are present at any such property or present in equipment or otherwise used by the Company in the conduct of its business that as a result of the Environmental Laws are required to be phased out and for which there is no replacement or for which the cost of replacement would have a Material Adverse Effect on the Company;

     (e) To the knowledge of the Company, there have been no environmental inspections, investigations, studies, audits, tests, reviews or other analyses conducted in relation to any property or business now or previously owned, operated or leased by the Company which are in the possession or control of the Company; and

     (f) For the purposes of this Agreement the following terms shall have the following meanings:

     "Cleanup" means all actions required to: (i) cleanup, remove, treat or remediate Regulated Materials; (ii) prevent the release of Regulated Materials so that they do not migrate, endanger or threaten to endanger public health or welfare or the environment; (ii) perform studies and investigations and monitoring and care; (iv) respond to any government or private party requests for information or documents in any way relating to cleanup, removal, treatment or remediation or potential cleanup, removal, treatment or remediation of Regulated Materials in the environment; or (v) any legal or administrative proceeding related to items (i) through (iv) including, but not limited to, actions brought by third parties to recover costs incurred with respect to Cleanup.

     "Environmental Laws" shall mean all, federal, state, local laws, statutes, ordinances, codes, rules and regulations related to the protection of the environment, natural resources, safety or health or the handling, use, recycle, generation, treatment, storage, transportation or disposal of Regulated Materials, and any common law cause of action relating to the environment, natural resources, safety health or the management or exposure to Regulated Materials including without limitation, the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. Sections 9601 et seq., the Emergency Planning and Community Right-to-Know Act of 1986, 46 U.S.C. Sections 11001 et seq., the Resource Conservation and Recovery Act, 42 U.S.C. Sections 6901 et seq., the Toxic Substances Control Act, 15 U.S.C. Sections 2601 et seq., the Clean Air Act, 42 U.S.C. Sections 7401 et seq., the Clean Water Act (Federal Water Pollution Control Act), 33 U.S.C. Sections 1251 et seq., the Safe Drinking Water Act, 42 U.S.C. Sections 300f et seq., the Hazardous Materials Transportation Act, 49 U.S.C. Sections 1801 et seq., and the Occupational Safety and Health Act, 29 U.S.C. Sections 651, et seq., each as amended.

     "Regulated Materials" shall mean any pollutants, contaminants, toxic, hazardous or extremely hazardous substances, materials, wastes, constituents, compounds, chemicals, natural or man-made elements or forces (including, without limitation, petroleum or any by-products or fractions thereof, any form of natural gas, Bevill Amendment materials, lead, asbestos and asbestos-containing materials, building construction materials and debris, polychlorinated biphenyls ("PCBs") and PCB-containing equipment, radon and other radioactive elements, ionizing radiation, electromagnetic field radiation and other non-ionizing radiation, sonic forces and other natural forces, infectious, carcinogenic, mutagenic, or etiologic agents, pesticides, defoliants, explosives, flammable, corrosives, ozone depleting substances and urea formaldehyde foam insulation) that are regulated by any Environmental Laws.

     Section 2.16 Information Supplied. None of the information supplied or to be supplied by the Company for inclusion or incorporation by reference in (i) the Form S-4 (as defined in Section 4.4(g)) will, at the time the Form S-4 becomes effective under the Securities Act of 1933, as amended (the "Securities Act") contain any untrue statement of a material fact or omit to state any material fact required to be stated therein in order to make the statements therein, in light of the circumstances under which they are made, not misleading, or (ii) the Proxy Statement (as defined in Section 4.4(g)), will, at the time the Proxy Statement is first mailed to the Company's stockholders or at the time of the Special Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein in order to make the statements therein, in light of the circumstances under which they are made, not misleading or (iii) the Schedule 13E-3 (as defined in Section 4.4(g)) will, at the time the Schedule 13E-3 is filed with the SEC and at the time the
Schedule 13E-3 is disseminated as required by the Exchange Act and the rules and regulations promulgated thereunder, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, no representation or warranty is made by the Company with respect to statements made or incorporated by reference therein based on information supplied by Acquiror specifically for inclusion or incorporation by reference therein.

     Section 2.17 Properties; Condition of Assets.

     (a) Schedule 2.17 sets forth each parcel of real property owned in fee by the Company or any of its Subsidiaries (collectively, the "Owned Properties") and each parcel of real property leased, subleased or licensed by the Company or any of the Subsidiaries (collectively, the "Leased Properties") (the Owned Properties and Leased Properties being sometimes referred to herein collectively as the "Company Properties"). The Company or one of the Subsidiaries has (i) good and marketable fee title to the Owned Properties and (ii) good and valid leasehold title or other occupancy right to the Leased Properties, free and clear of all liens, claims and encumbrances which individually or in the aggregate would materially impair use of such properties in the Company's business as they are currently being used.

     (b) Each agreement under which the Leased Properties are leased, subleased or licensed to the Company or its Subsidiaries as of the date hereof (collectively, the "Company Leases") is in full force and effect in accordance with its respective terms and the Company or one of the Subsidiaries is the holder of the lessee's or tenant's interest thereunder and there exists no default under any of the Company Leases by the Company or any of the Subsidiaries and no circumstance exists which, with the giving of notice, the passage of time or both would result in such a default, except for such defaults or other circumstances which, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect on the Company. Except as set forth in Schedule 2.17, the consummation of the Merger and the transactions contemplated by this Agreement do not and will not violate the terms of any of the Company Leases except for any violations, individually or in the aggregate with all other violations, which have not had and would not reasonably be expected to have a Material Adverse Effect on the Company. Neither the Company nor any of the Subsidiaries (or any of the affiliates of any of the foregoing) has an ownership, financial or other interest in the landlord under any of the Company Leases, which exceeds a 10% ownership, financial or other interest in such landlord.

     (c) The current operation and use of the Company Properties does not violate any statutes, laws, regulations, rules, ordinances, permits, requirements, orders or decrees now in effect except for such violations which, individually or in the aggregate with all other violations, have not had and could not reasonably be expected to have a Material Adverse Effect on the Company.

     Section 2.18 Disclosure. The representations and warranties of the Company contained in this Agreement are true and correct in all material respects, and such representations and warranties do not omit any material fact necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading.

     Section 2.19 Board Recommendation; Section 203; Required Vote. (a) The Special Committee and the Board of Directors of the Company, at a meeting duly called and held, have each by unanimous vote of those directors present (who constituted all of the directors then in office) (i) determined that the Merger, this Agreement and the transactions contemplated hereby are fair to and in the best interests of the holders of Common Shares, (ii) determined that the Merger, this Agreement and the transactions contemplated hereby are fair to and in the best interests of the holders of Preferred Shares, and (iii) recommended that holders of Common Shares and holders of Preferred Shares each approve the Merger, this Agreement and the transactions contemplated hereby.

     (b) The Special Committee and the Board of Directors of the Company have each approved the execution of this Agreement and the execution of the Stockholders Agreement and the Option Agreement by the Acquiror and certain stockholders of the Company prior to the execution of this Agreement in accordance with Section 203 of the DGCL, so that such Section will not apply to Acquiror, the Merger, this Agreement, the Stockholders Agreement, the Option Agreement or the transactions contemplated hereby or thereby. No provision of the certificate of incorporation, bylaws or other governing instruments of the Company or any of its Subsidiaries would, directly or indirectly, restrict or impair the ability of Acquiror or its affiliates to vote, or otherwise to exercise the rights of a stockholder with respect to, securities of the Company and its Subsidiaries that may be acquired or controlled by Acquiror or its affiliates or permit any stockholder to acquire securities of the Company on a basis not available to Acquiror in the event that Acquiror were to acquire securities of the Company, and neither the Company nor any of its Subsidiaries has any rights plan, preferred stock or similar arrangement which has any of the aforementioned consequences.

     (c) The only votes of stockholders of the Company required to approve the Merger, this Agreement and the transactions contemplated hereby are (i) the affirmative vote of the holders of a majority of the Preferred Shares, and (ii) the affirmative vote of the holders of a majority of the voting power of the Common Shares and the Preferred Shares, voting together as a single class, with the holders of the Common Shares each being entitled to cast one vote for each Common Share owned of record by such holder and the holders of the Preferred Shares each being entitled to cast ten votes for each Preferred Share owned of record by such holder. No other vote of the holders of any class or series of the Company's securities (including debt securities) is necessary to approve the Merger, this Agreement or the transactions contemplated hereby and no vote of the holders of any class or series of the Company's securities is necessary to approve the Stockholders Agreement.

     (d) The execution, delivery and performance of this Agreement, the Stockholders Agreement, the Option Agreement and the consummation of the transactions contemplated hereby or thereby will not cause to be applicable to the Company any state anti-takeover or similar statute or regulation.

     Section 2.20. Prior Negotiations. The Company and its officers, directors, employees, representatives and advisors (including the Company's financial advisor) have not been involved in substantive discussions with any group or person (or any of their respective affiliates or associates) or their representatives or advisors, or furnished material confidential information (including the offering memorandum prepared by the Company) to any such group or person (or any of their respective affiliates or associates) or their representatives in connection with a possible Acquisition Proposal except for such groups or persons which have executed and delivered to the Company a customary confidentiality agreement (containing "standstill" provisions).

     Section 2.21 Intellectual Property. The Company and each Subsidiary owns, or is validly licensed or otherwise has the right to use, without any obligation to make any fixed or contingent payments, including any royalty payments, as applicable, all patents, patent rights, trademarks, trademark rights, trade names, trade name rights, service marks, service mark rights, copyrights and other proprietary intellectual property rights that are used in the conduct of the business of the Company as now operated (collectively, "Intellectual Property Rights"). Schedule 2.21 sets forth a description of all patents, trademarks and copyrights and applications therefor owned by the Company and each Subsidiary, that are used in the conduct of the business of the Company and the Subsidiaries as now operated and (i) are not generally available and (ii) are material to its business. Except as set forth in Schedule 2.21, no claims are pending or, to the knowledge of the Company, threatened that the Company is, and to the knowledge of the Company, neither the Company nor any Subsidiary is, infringing or otherwise adversely affecting the rights of any person with regard to any Intellectual Property Right except for claims that have not had and would not reasonably be expected to result in a Material Adverse Effect on the Company. To the knowledge of the Company, except as set forth in Schedule 2.21, no person is infringing the rights of the Company with respect to any Intellectual Property Right. The Company has not licensed, or otherwise granted, to any third party, any rights in or to any Intellectual Property Rights.

     Section 2.22. Certain Business Practices. None of the Company, its Subsidiaries or any directors, officers, agents or employees of the Company or its Subsidiaries has (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic governmental officials or employees or to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, (iii) consummated any transaction, made any payment, entered into any agreement or arrangement or taken any other action in violation of Section 1128B(b) of the Social Security Act, as amended, or (iv) made any other unlawful payment, that in the case of clauses (i) - (iv), individually or in the aggregate has had or would reasonably be expected to have a Material Adverse Effect on the Company.

     Section 2.23. Management Agreements. Each of the employment agreements by and between the Company and Messrs. Carroll and Kaplan listed on Schedule 2.12 has been duly executed and delivered by the respective employee.

     Section 2.24. Affiliate Transactions. Except as set forth in Schedule 2.24, no director, officer, partner, employee, "affiliate" or "associate" (as such terms are defined in Rule 12b-2 under the Exchange Act) of the Company or any of its Subsidiaries (or any immediate family member of any of the foregoing persons) (i) has borrowed any monies from or has outstanding any indebtedness or other similar obligations to the Company or any of its Subsidiaries in excess of $5,000; (ii) except for shares of a publicly traded company (in an amount not in excess of 5% of the outstanding shares of such Company) owns any direct or indirect interest of any kind in, or is a director, officer, employee, partner, affiliate or associate of, or consultant or lender to, or borrower from, or has the right to participate in the management, operations or profits of, any person or entity which is (1) a competitor, supplier, customer, distributor, lessor, tenant, creditor or debtor of the Company or any of its Subsidiaries, (2) engaged in a business related to the business of the Company or any of its Subsidiaries, (3) participating in any transaction to which the Company or any of its Subsidiaries is a party or (iii) is otherwise a party to any Contract, arrangement or understanding with the Company or any of its Subsidiaries.

                                   ARTICLE III

                   REPRESENTATIONS AND WARRANTIES OF ACQUIROR

     Acquiror represents and warrants to the Company that:

     Section 3.1 Corporate Organization and Authorization.

     (a) Acquiror is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware, and has all requisite corporate power and authority to execute and deliver this Agreement and to carry out its obligations hereunder.

     (b) The Acquiror has all requisite corporate power and authority and all governmental authorizations, certificates, licenses, consents and approvals required to own, lease and operate its properties and to carry on its business as currently conducted, except where the failure to possess such authorizations, certificates, licenses, consents and approvals (either individually or in the aggregate) would not have a Material Adverse Effect on the Acquiror. The Acquiror is duly qualified or licensed to do business as a foreign corporation and is in good standing in each jurisdiction where the character of the property owned, operated or leased by it or the nature of the activities conducted by it makes such qualification necessary, except where the failure to so qualify or to maintain such good standing (either in one jurisdiction or in the aggregate) would not have a Material Adverse Effect on the Acquiror.

     (c) The execution, delivery and performance by the Acquiror of this Agreement and the consummation by the Acquiror of the transactions contemplated hereby have been duly authorized by the Board of Directors of the Acquiror and, if necessary, the stockholders of Acquiror, and no further corporate authorization on the part of Acquiror is necessary to consummate the transactions contemplated by this Agreement, except for the amendments to Acquiror's Certificate of Incorporation contemplated by Section 1.4(a).

     (d) This Agreement has been duly executed and delivered by the Acquiror and constitutes a valid and binding agreement of Acquiror and is enforceable against Acquiror in accordance with its terms.

     (e) The copies of the Certificate of Incorporation and Bylaws, and all amendments thereto, of the Acquiror delivered to the Company are complete and true copies of such documents as in effect on the date hereof.

     Section 3.2 Noncontravention.

     (a) Subject to the expiration or termination of the applicable waiting period required by the HSR Act, neither the execution or delivery by Acquiror of this Agreement nor the consummation by Acquiror of the transactions contemplated hereby:

          (i) violates, conflicts with, or constitutes a default under, the Certificate of Incorporation or Bylaws, as amended, of Acquiror; or

          (ii) assuming all consents, approvals, orders or authorizations contemplated by subsection (b) below have been obtained and all filings described therein have been made, (A) violates or will violate any statute or law or any rule, regulation, order, judgment or decree of any court or governmental authority to which Acquiror is subject or (B) (with or without notice or lapse of time or both) except as set forth on Schedule 3.2(a) hereto, constitutes a default under any note, bond, mortgage, indenture, deed of trust, license, lease or other material agreement instrument or obligation to which Acquiror is a party or by which either of them is bound which default would reasonably be expected to result in a Material Adverse Effect on the Acquiror.

     (b) Except for the expiration or termination of the applicable waiting period under the HSR Act, the obtaining of the Company Stockholder Approvals, the filings with the SEC set forth in Section 4.4(g), the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, and as described on Schedule 3.2(b) there is no other consent, approval, order or authorization of, or filing with, or any permit from, or any notice to, any Governmental Entity or other person or entity required to be obtained by the Acquiror or the execution of this Agreement by the Acquiror and the consummation of the transactions contemplated hereby.

     Section 3.3 Legal Proceedings. Except as set forth on Schedule 3.3, there are no claims, actions, suits, proceedings or investigations pending or, to the

Acquiror's knowledge, threatened against, the Acquiror or any of its subsidiaries (i) seeking to enjoin, prohibit, restrain or otherwise prevent the transactions contemplated hereby or (ii) which, if adversely determined, would reasonably be expected to result in a Material Adverse Effect on the Acquiror. There are no judgments, decrees or orders issued by any court, board or other governmental or administrative agency currently outstanding and unsatisfied against the Acquiror or any or its subsidiaries.

     Section 3.4 Financing. Acquiror has obtained and delivered true, correct and complete copies of the financing commitments Acquiror has received from financial institutions with respect to the funds necessary to consummate the transactions contemplated hereby including, but not limited to, the funds necessary to pay the aggregate Merger Consideration and Option Consideration to holders of Shares and Options in accordance with this Agreement.

     Section 3.5 Information Supplied. None of the information supplied or to be supplied by the Acquiror specifically for inclusion or incorporation by reference in (i) the Form S-4 will, at the time the Form S-4 becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein in order to make the statements therein, in light of the circumstances under which they were made, not misleading, or (ii) the Proxy Statement, will at the time the Proxy Statement is first mailed to the Company's stockholders or at the time of the Special Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein in order to make the statements therein, in the light of the circumstances under which they are made, not misleading or (iii) the Schedule 13E-3 will, at the time the Schedule 13E-3 is filed with the SEC and at the time the Schedule 13E-3 is disseminated as required by the Exchange Act and the rules and regulations promulgated thereunder, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing, no representation or warranty is made by Acquiror with respect to statements made or incorporated by reference therein based on information supplied by the Company specifically for inclusion or incorporation by reference therein.

     Section 3.6 Interim Operations of Acquiror. Acquiror was organized solely for the purpose of engaging in the transactions contemplated hereby and has engaged in no other business activities and has conducted its operations only as contemplated hereby.

     Section 3.7 Brokers. Except as set forth on Schedule 3.7 or in connection with the Financing (including fees payable to sponsors), no broker, investment banker, financial advisor or other person is entitled to any broker's, finder's, financial advisor's, or other similar commission in connection with the transactions contemplated hereby, based upon the arrangements made by or on behalf of Acquiror.

                                   ARTICLE IV

                                    COVENANTS

     Section 4.1 Conduct of the Company Prior to the Effective Time. Except as otherwise consented to by Acquiror:

     (a) No Solicitation; Other Offers.

          (i) From the date of this Agreement until the termination of this Agreement or the Effective Time, whichever first occurs, the Company shall not, and shall cause the Subsidiaries not to, and shall use its best efforts to cause the officers, directors, employees, affiliates, representatives and other agents (including attorneys, investment bankers and accountants) of the Company and the Subsidiaries not to, directly or indirectly, solicit, initiate or encourage any inquiry, proposal, indication of interest or offer from any person that constitutes or would reasonably be expected to lead to any Acquisition Proposal (as hereinafter defined) or enter into discussions or negotiate with any person or entity in furtherance of any such inquiries, proposals, indications of interest or offers or to obtain or approve any Acquisition Proposal, or agree to or endorse any Acquisition Proposal, and the Company shall immediately notify Acquiror of all relevant terms of any such inquiries, proposals, indications of interest or offers received by the Company or any Subsidiary or by any such officer, director, employee, affiliate, representative or agent, relating to any of such matters, any material change in the details (including any amendments or proposed amendments) of any such inquiries, proposals, indications of interest or offers, the identity of each of the persons or entities making such inquiries, proposals, indications of interest or offers, and, if any such inquiry, proposal, indication of interest or offer is in writing, the Company shall immediately deliver a copy thereof to Acquiror; provided, however, that if, prior to the Effective Time, the Company shall receive an Acquisition Proposal (that was not solicited after January 9, 1998), from a New Bidder (as defined below) that the Board of Directors of the Company, after receiving the written advice of its legal counsel, reasonably believes that it has a fiduciary duty to consider, then the Company, without violating this Agreement, may thereafter furnish information to and enter into discussions or negotiations with such New Bidder making such Acquisition Proposal; provided that, before furnishing any information to, or entering into discussions or negotiations with, any such New Bidder, the Company shall have obtained an executed confidentiality agreement containing confidentiality, "standstill" and other customary terms and conditions no less favorable to the Company than the terms and conditions of the Confidentiality Agreement (as defined in Section 9.5). Neither the Board of Directors of the Company, nor any committee thereof, shall (A) withdraw or modify, in a manner adverse to Acquiror, the approval or recommendation by the Board of Directors or any such committee thereof of this Agreement or the Merger, (B) approve or recommend any Acquisition Proposal, (C) enter into any agreement with respect to any Acquisition Proposal, (D) take any action to facilitate any other Acquisition Proposal in any respect, or (E) terminate this Agreement in connection with any Acquisition Proposal; provided that, nothing contained in this Section 4.1(a) or any other provision of this Agreement shall prevent the Board of Directors or any committee thereof, after receiving an Acquisition Proposal as described in the immediately preceding sentence that, after receiving the written advice of its legal counsel, the Board of Directors reasonably believes that it has a fiduciary duty to consider, from considering, negotiating, approving or recommending to the stockholders of the Company such an Acquisition Proposal from a New Bidder, provided that the Board of Directors of the Company reasonably determines (after consultation with its financial advisors) that such Acquisition Proposal (A) would result in a transaction more favorable to the Company's stockholders than the transaction contemplated by this Agreement, (B) is made by a person financially capable of consummating such Acquisition Proposal,(C) provides for the acquisition by such person of all or substantially all of the assets of the Company and its Subsidiaries, taken as a whole, or at least a majority of the Shares outstanding on a fully diluted basis (any such Acquisition Proposal being referred to herein as a "Superior Proposal"); provided further that, at least three business days prior to the Board of Directors (or any committee thereof) withdrawing, modifying or changing its recommendation regarding the approval of the Merger or this Agreement in a manner adverse to Acquiror, or recommending to the stockholders of the Company any Acquisition Proposal, the Company shall send notice thereof to Acquiror (a "Superior Proposal Notice") and, concurrently therewith, shall pay the Break-Up Fee and the Documented Expenses to the Acquiror. The Superior Proposal Notice shall be deemed an irrevocable notice of termination of this Agreement by the Company pursuant to Section 8.1(d) and this Agreement shall be terminated in accordance therewith unless Acquiror takes such actions as are described in clauses (A) and (B) of Section 8.1(d). For purposes hereof, "Acquisition Proposal" means any proposal for a merger, consolidation, tender or exchange offer or other business combination involving the Company or the acquisition of any substantial equity interest in, or a substantial portion of the assets of the Company and its Subsidiaries considered as a whole, other than the transactions contemplated by this Agreement. For purposes hereof, "New Bidder" means any person or entity other than those persons and entities to whom presentations by management of the Company concerning a possible sale of the Company were made between November 1, 1997 and the date of this Agreement. Without limiting the foregoing, it is understood and agreed that any violation of the restrictions set forth in this paragraph (i) by any officer, director, employee, affiliate, representative or agent (including attorneys, investment bankers and accountants) of the

     Company or any of its Subsidiaries shall be deemed to be a breach of this paragraph (i) by the Company.

          (ii) Concurrently with sending a Superior Proposal Notice in accordance with Section 4.1(a)(i), or upon any termination by Acquiror of this Agreement pursuant to Sections 8.1(e) or (f), the Company shall reimburse Acquiror for its expenses (including attorney's fees) actually and reasonably incurred by Acquiror in connection with the transactions contemplated by this Agreement, documented to the reasonable satisfaction of the Company, up to a maximum of $5,000,000 (the "Documented Expenses") and (y) pay to Acquiror $16,500,000 (the "Break-Up Fee"), in each case by wire transfer of immediately available funds to an account designated by Acquiror for such purpose.

     (b) Conduct of the Company's Business and Operations. From the date hereof to the Effective Time, except as may be expressly otherwise provided in this Agreement or agreed to in writing by Acquiror:

          (i) The Company shall, and shall cause each Subsidiary to, carry on its respective business in the ordinary course consistent with past practice and shall, and shall cause each Subsidiary to, use commercially reasonable efforts to preserve intact its current business organization, keep available the services of its current officers and employees and preserve its relationships with customers, suppliers and others having business dealings with it. The Company shall, and shall cause each Subsidiary to use commercially reasonable efforts to (A) maintain insurance coverages and its books, accounts and records in the usual manner consistent with prior practices, (B) comply in all material respects with all laws, ordinances and regulations of governmental entities applicable to it, and (C) perform in all material respects its obligations under all contracts and commitments to which it is a party or by which it is bound, in each case other than where the failure to so maintain, comply or perform, either individually or in the aggregate, has not had and would not reasonably be expected to result in a Material Adverse Effect on the Company;

          (ii) The Company shall not and, subject to Section 4.1(a), shall not propose to (A) sell or pledge or agree to sell or pledge any capital stock owned by it in any Subsidiary, (B) amend its Certificate of Incorporation or Bylaws or those of any Subsidiary, (C) split, combine or reclassify its outstanding capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of capital stock of the Company or any Subsidiary, or declare, set aside or pay any dividend or other distribution payable in cash, stock or property, or (D) directly and/or indirectly redeem, purchase or otherwise acquire or agree to redeem, purchase or otherwise acquire any shares of Company capital stock, other than in connection with the exercise of Options outstanding on the date hereof;

          (iii) Except as contemplated in the Option Agreements outstanding on the date hereof, the Company shall not, nor shall it permit any Subsidiary to, issue, deliver or sell, or agree to issue, deliver or sell, any additional shares of, or rights of any kind to acquire any shares of, its capital stock of any class, or any options, rights or warrants to acquire indebtedness or securities convertible into, shares of capital stock;

          (iv) The Company shall not, nor shall it permit any Subsidiary to: (A) acquire, lease or dispose of or agree to acquire, lease or dispose of any interest in any capital assets other than in the ordinary course of business and consistent with past practice; (B) incur additional indebtedness or encumber or grant a security interest in any asset or enter into any other material transaction other than in each case pursuant to existing agreements or otherwise in the ordinary course of business and consistent with past practice (and in the case of incurring additional indebtedness, in any event in an amount not more than $10 million in excess of the amount reflected on the September 30, 1997 balance sheet included in the most recent Company 10-K Report, incurred in the ordinary course of business for the working capital needs of the Company or to consummate an acquisition otherwise permitted by clause (C) of this Section 4.1(b)(iv);
     (C) acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial equity interest in, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets of any other person (other than the purchase or lease of assets from suppliers or vendors in the ordinary course of business consistent with past practice, for an amount in excess of $2 million in any one case or $5 million in the aggregate; (D) permit any insurance policy naming the Company or any Subsidiary as a beneficiary or a loss payable payee to be cancelled or terminated without notice to Acquiror, except in the ordinary course of business and consistent with past practice; (E) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person or entity; (F) make any loans or advances other than in the ordinary course of business and consistent with past practice; or (G) enter into any contract, agreement, commitment or arrangement with respect to any of the foregoing;

          (v) Except as described on Schedule 4.1(b), the Company shall not, nor shall it permit any Subsidiary to (except as required to comply with applicable law): (A) adopt, enter into, terminate or amend any bonus, profit sharing, compensation, severance, termination, stock option, pension, retirement, deferred compensation, or other employee benefit plan, agreement, trust, fund or other arrangement for the benefit or welfare of any director, officer or current or former employee, including any plan as described in Section 2.14; (B) increase in any manner the compensation, health benefit or other fringe benefit of any director, officer or employee (except for normal increases in the ordinary course of business that are consistent with past practice and that, in the aggregate, do not result in a material increase in benefits or compensation expense to the Company relative to the level of such expense prior to such increase); (C) pay any material benefit not provided under any existing plan or arrangement; (D) grant any awards under any incentive, performance or other compensation plan or arrangement or employee benefit plan (including, without limitation, the grant of stock options, stock appreciation rights, stock based or stock related awards, performance units or restricted stock or (E) remove existing restrictions in any benefit plans or agreements (other than removal of restrictions in benefit plans or agreements in the ordinary course of business); (F) take any action to fund or in any other way secure the payment of compensation or benefits under any employee plan, agreement, contract or arrangement or employee benefit plan other than in the ordinary course of business consistent with past practice; or (G) adopt, enter into, amend or terminate any contract, agreement, commitment or arrangement to do any of the foregoing;

          (vi) The Company shall not, nor shall it permit any Subsidiary to, waive any rights it may have under, or release any third party from its obligations under, any existing confidentiality and/or standstill agreement or arrangement relating to any Acquisition Proposal or otherwise under any confidentiality, non-competition or other similar agreement, and the Company agrees that, if requested by Acquiror, the Company shall assign to Acquiror any rights it has to enforce such agreements and shall permit Acquiror to enforce such agreements on the Company's behalf including seeking equitable relief to the extent available;

          (vii) The Company shall not, nor shall it permit any of its Subsidiaries to, (A) change, in any material respect, any of its methods of accounting in effect at September 30, 1997, or (B) make or rescind any express or deemed election relating to Taxes or make any election relating to Taxes, or change any of its methods of reporting income or deductions for federal income tax purposes from those employed in the preparation of the federal income tax returns for the taxable year ending September 30, 1997, except, in the case of clause (A) or clause (B), as may be required by Law or generally accepted accounting principles;

          (viii) The Company shall not, nor shall it permit any of its Subsidiaries to, settle or compromise any claim, lawsuit, liability or obligation or pay, discharge or satisfy any claims, liabilities or obligations (whether absolute, accrued, asserted or unasserted, contingent or otherwise), other than the settlement, payment, discharge or satisfaction of any such claims, liabilities or obligations (w) not exceeding $250,000 per claim or $500,000 in the aggregate, (x) to the extent reserved against in the September 30, 1997 balance sheet included in the most recent Company Form 10-K included in the Company Public Reports,
     (y) incurred in the ordinary course of business and consistent with past practice or (z) which are legally required to be paid, discharged or satisfied;

          (ix) The Company shall not, nor shall it permit any of its Subsidiaries to, enter into any agreement, Contract, commitment or arrangement to do any of the foregoing, or to authorize, recommend, propose or announce any intention to do any of the foregoing;

          (x) The Company shall not, and shall cause its Subsidiaries not to take, or agree to take, any actions that would make any representation or warranty of the Company contained in this Agreement untrue or incorrect so as to cause any of the conditions set forth in Article VI hereof not to be fulfilled as of the Effective Time.

     (c) Reorganization. If reasonably requested by Acquiror, the Company shall contribute all of its assets and liabilities (including any shares of capital stock of its Subsidiaries) to a newly formed, wholly-owned Subsidiary of the Company, on terms and conditions reasonably acceptable to Acquiror (the "Reorganization").

     (d) Accounting. The Company shall cooperate with any reasonable requests of Acquiror or the SEC related to the recording of the Merger as a recapitalization for financial reporting purposes and to take such actions consistent with the terms of this Agreement, at Acquiror's reasonable request, as may be required to cause the Merger to be recorded as such, including, without limitation, to assist Acquiror and its affiliates with any presentation to the SEC with regard to such recording and to include appropriate disclosure with respect to such recording in all filings with the SEC and all mailings to stockholders made in connection with the Merger. In furtherance of the foregoing, the Company shall provide to Acquiror for the prior review of Acquiror's advisors any description of the transactions contemplated by this Agreement which is meant to be disseminated.

     (e) Cooperation; Financing. The Company agrees to provide, and will cause its Subsidiaries and its and their respective officers and employees to provide, all reasonable cooperation in connection with the arrangement of any financing contemplated by Section 5.9, including without limitation, (i) the execution and delivery of any commitment letters, underwriting or placement agreements, loan, pledge and security documents, other definitive financing documents, or other requested certificates or documents reasonably requested (including with respect to the matters described in Section 6.9), (ii) making available on a timely basis any financial information of the Company and its Subsidiaries that may be reasonably requested by Acquiror, (iii) obtaining the solvency opinion referred to in Section 4.2(d) and obtaining the comfort letters and update thereof from the Company's independent certified public accountants, with such letters to be in customary form and to cover matters of the type customarily covered by accountants in such financing transactions, and (iv) making reasonably available representatives and employees of the Company and its accountants and attorneys in connection with any such financing, including for purposes of due diligence and marketing efforts (including participation in "road shows") related thereto. The parties acknowledge that all obligations (including the payment of any fees and expenses) on behalf of the Company in connection with any expenses of road shows, commitment letters or other financings or refinancings contemplated hereby shall be subject to the occurrence of the Closing.

     (f) Affiliates. Prior to the Effective Time, the Company shall deliver to Acquiror a letter identifying all persons who are, as of the date hereof and at the time the Company Stockholder Approvals are obtained, "affiliates" of the Company for purposes of Rule 145 under the Securities Act. The Company shall use reasonable best efforts to cause each such person to deliver to Acquiror on or prior to the Effective Time a written agreement substantially in the form attached as Exhibit C hereto.

     (g) WARN. Neither the Company nor any of its Subsidiaries shall effectuate a "plant closing" or "mass layoff", as those terms are defined in the Worker Adjustment and Retraining Notification Act of 1988 ("WARN"), affecting in whole or in party any site of employment, facility, operating unit or employee of the Company or any Subsidiary.

     (h) SEC Filings. The Company agrees that it shall continue to timely make any such filings with the SEC as may be required by applicable federal securities laws, including without limitation required Quarterly Reports on Form 10-Q and Current Reports on Form 8-K.

     Section 4.2 Covenants of Acquiror; Employee Benefits; Indemnification.

     (a) Employee Benefits. As of the Effective Time, the employees of the Company and each Subsidiary (the "Company Employees") shall continue employment with the Surviving Corporation and its subsidiaries, respectively, in the same positions and at the same level of wages and/or salary and employee benefits, as in effect on the date hereof, with such changes as may occur before the Effective Time in the ordinary course of business consistent with past practice. Except as may be specifically required by applicable law or any agreement by which the Company is bound, the Surviving Corporation and its subsidiaries shall have the same right to terminate or change the conditions of any Company Employee's employment or to amend, modify or terminate any employee benefit plan program or policy, as the Company and its Subsidiaries have on the date hereof.

     (b) Notwithstanding any provisions of any Company or Subsidiary employee benefit plan, program or policy (including any employee pension benefit plan within the meaning of Section 3(2) of ERISA) to the contrary, at the Effective Time any right of any employee to make future investments in shares of the Company or to receive employer contributions in shares of the Company shall terminate, and any shares of the Company held under any such plan, program or policy shall be treated in the Merger in accordance with this Agreement, and any Merger Consideration (including shares of Senior Preferred Stock) received thereunder shall be, to the extent applicable, reinvested in accordance with the terms of such plan, program or policy. Before the Effective Time, the Company and the Subsidiaries shall take any and all action reasonably required to assure that the right of any employee to make future investments in shares of the Company and the obligation of the Company or any Subsidiary to contribute shares of the Company under any such plan, program or policy is terminated as of the Effective Time.

     (c) Indemnification; Directors' and Officers' Insurance. Subsequent to the Effective Time as contemplated by Section 1.4 hereof, the Surviving Corporation shall not, until the later of (i) the six-year anniversary date of the Effective Date or (ii) the permitted termination or expiration date of any existing Company or Subsidiary indemnification agreement or arrangement disclosed on
Schedule 4.2 (the period between the Effective Date and the later of such subsequent dates, the "Indemnification Period"), amend the Certificate of Incorporation or Bylaws of the Surviving Corporation or take any other action, or fail to take any action, the effect of which amendment, action or failure to act would be to reduce or limit the rights to indemnity or advancement of expenses afforded to those persons who served as directors or officers of the Company or any present or past subsidiary at any time prior to the Effective Time or to hinder, delay or make more difficult in any way the exercise of such rights to indemnity or advancement of expenses or the ability of the Surviving Corporation or any Subsidiary to indemnify such persons or advance expenses. The Surviving Corporation shall at all times promptly exercise the powers granted to it by its Certificate of Incorporation, its Bylaws and by applicable law to indemnify (and to advance expenses to), subject to the terms and conditions thereof, to the fullest extent possible those persons who served as directors or officers of the Company and present or past subsidiaries prior to the Effective Time against all claims and expenses made against or incurred by them arising from their service in such capacities. Should any such person be made a party or be threatened to be made a party to any threatened, pending or completed action, suit or proceeding at any time during the Indemnification Period, by reason of the fact that he was a director or officer of the Company or any present or past subsidiary or was serving as an officer or director of any other enterprise at the request of the Company, the provisions of this Section 4.2(c) shall continue in effect until the final disposition of all such actions, suits or proceedings, whether or not the Indemnification Period shall have expired. The provisions of this Section 4.2(c) are intended to be for the benefit of, and shall be enforceable by, each person entitled to indemnification hereunder, his heirs and his personal representatives. In the event the Surviving Corporation or the Acquiror or any of their respective successors or assigns (A) consolidates with or merges into any other person and the Surviving Corporation shall not be the continuing or surviving corporation or entity of such consolidation or merger or

(B) transfers all or substantially all of its properties and assets to any person, the Surviving Corporation shall ensure that proper provision shall be made so that the successors and assigns of the Surviving Corporation shall assume the obligations set forth in this Section 4.2(c). The Surviving Corporation shall obtain and maintain in effect for not less than six years after the Effective Date, the current directors' and officers' liability insurance policies maintained by the Company (provided that the Surviving Corporation may substitute therefor a policy or policies providing substantially equivalent coverage containing similar terms and conditions so long as no lapse in coverage occurs as a result of such substitution) with respect to all matters, including the transactions contemplated hereby, occurring prior to, and including the Effective Date; provided that in no event shall the Surviving Corporation be required to expend more than 200% of the current annual premiums paid by the Company for such coverage (the Maximum Premium); and provided, further, that if the Surviving Corporation is unable to obtain the amount of insurance required by this Section 4.2(c) for such aggregate premium, the Surviving Corporation shall obtain, if available, as much insurance as can be obtained for an annual premium not in excess of the Maximum Premium.

     (d) Financing. Acquiror shall use commercially reasonable efforts, subject to normal conditions, to arrange, as promptly as practicable, and consummate the Financing (as defined in Section 5.9) pursuant to the commitment letters referred to in Section 3.4 hereof (or involving such other financing as may be acceptable to Acquiror in its sole discretion) in respect of the transactions contemplated by this Agreement on customary commercial terms, including, subject to normal conditions, using commercially reasonable efforts to assist the Company in the negotiation of definitive agreements with respect thereto and to satisfy all conditions applicable to Acquiror in such definitive agreements. Subject to the Company having received the proceeds of the Financing, Acquiror at Closing shall be capitalized with an equity contribution sufficient to finance the transaction, in an amount up to $98,600,000. Acquiror will be under no obligation pursuant to the immediately preceding sentence unless and until the Company receives the proceeds of the Financing on terms consistent with the commitment letters referenced in Section 3.4, or such other financings as may be acceptable to Acquiror in its sole discretion. Acquiror shall use commercially reasonable efforts to obtain a solvency opinion in connection with the Financing, addressed to the Board of Directors of the Company.

     Section 4.3 Conduct of Business by Acquiror Pending the Merger.

     Prior to the Effective Time, except as otherwise contemplated or permitted by this Agreement: Acquiror shall not, and shall cause its subsidiaries not to take, or agree to take, any actions that would make any representation or warranty of Acquiror or its subsidiaries contained in this Agreement untrue or incorrect so as to cause any of the conditions set forth in Article V hereof not to be fulfilled as of the Effective Time. Notwithstanding the foregoing, this
Section 4.3 shall not create any obligation on the part of Acquiror (or its affiliates) with respect to the Financing, Acquiror's obligations with respect to the Financing are set forth in Section 4.2(d) hereof.

     Section 4.4 Covenants of Acquiror and the Company.

     (a) Confidentiality. Prior to the Effective Time and after any termination of this Agreement, each party to this Agreement shall hold (and not use, in the conduct of its or their business or otherwise) and shall use all commercially reasonable efforts to cause its officers, directors, employees, accountants, counsel, consultants, advisors and agents (collectively, "Representatives") to hold in confidence (and not use, in the conduct of its or their business or otherwise), unless compelled to disclose by judicial or administrative process or by other requirements of law, all documents and information concerning the other parties furnished in connection with the transactions contemplated by this Agreement, whether furnished before or after the date of this Agreement and regardless of the manner in which it is furnished ("Confidential Information"), together with all analyses, compilations, studies or other documents or records prepared by a party hereto or any of its Representatives to the extent that such analyses, compilations, studies or other documents or records contain or otherwise reflect or are generated from Confidential Information ("Evaluation Material"). Confidential Information shall not include information that can be shown to have been (i) previously known on a nonconfidential basis by such party, (ii) in the public domain through no fault of such party or (iii) later lawfully acquired by such party from sources other than the other party.

Notwithstanding the foregoing, any party may disclose Confidential Information and Evaluation Material to its Representatives in connection with evaluating the transactions contemplated by this Agreement and to its lenders in connection with obtaining the financing for the transactions contemplated by this Agreement so long as such persons are informed by such party of the confidential nature of such information and are directed by such party to treat such information confidentially. A party hereto shall take, at its sole expense, all commercially reasonable actions to cause its Representatives to comply with this Section 4.4(a). Each party hereto shall be deemed to have breached this Section 4.4(a) in the event that any of its Representatives do not comply with this Section 4.4(a). If this Agreement is terminated and the Option Agreement has terminated without exercise thereunder, each party shall, and shall cause its subsidiaries, and shall use all commercially reasonable efforts to cause its Representatives to, destroy or deliver to the other party, upon request, all Confidential Information and Evaluation Material, and all copies thereof and upon request, a party shall certify in writing to the party making such request that all such Confidential Information and Evaluation Material has been so delivered or destroyed.

     (b) Subject to Section 4.4(a), the Company shall (and shall cause its Representatives to) afford to the Acquiror (or its Representatives, including without limitation directors, officers and employees of the Acquiror and its affiliates and counsel, accountants and other professionals retained by Acquiror) such access throughout the period prior to the earlier of the termination of both this Agreement and the Option Agreement (without exercise of the option thereunder) or the Effective Time to such books, records (including without limitation) tax returns, work papers of independent auditors, agreements, properties (including for the purpose of making any reasonable "Phase I" environmental investigation and compliance audit), personnel, suppliers and franchisees as the Acquiror reasonably requests from the Company.

     (c) The Company and Acquiror shall use their best efforts to file as soon as reasonably practicable notifications under the HSR Act in connection with the Merger and the transactions contemplated hereby and to respond as promptly as practicable to any inquiries received from the Federal Trade Commission (the "FTC") or the Antitrust Division of the Department of justice (the "Antitrust Division") for additional information or documentation and to respond as promptly as practicable to all inquiries and requests received from any State Attorney General or any other Governmental Entity, in connection with antitrust matters. The Company and Acquiror shall use commercially reasonable efforts to overcome any objections which may be raised by the FTC or Antitrust Division. Acquiror shall reimburse the Company for all expenses (including attorney's fees) reasonably incurred by the Company in connection with matters referred to in the immediately preceding sentence. The Company shall make, subject to the condition that the transactions contemplated herein actually occur, any undertakings (including undertakings to make divestitures, provided, in any case, that such undertakings to make divestitures need not themselves be effective or made until after the transactions contemplated hereby actually occur) required in order to comply with the antitrust requirements or laws of any governmental entity, including the HSR Act, in connection with the transactions contemplated by this Agreement, provided that no such divestiture or undertaking shall be made unless reasonably acceptable to Acquiror.

     (d) Best Efforts. Acquiror and the Company shall each use its best efforts to perform its obligations under this Agreement to satisfy the conditions set forth in Articles V and VI, and to consummate the Merger on the terms and conditions set forth in this Agreement; provided, however, that this Section 4.4(d) shall not create any obligation to use best efforts with respect to those obligations which are expressly conditioned upon the use of "reasonable" or "commercially reasonable" efforts of similar terms.

     (e) Certain Filings. The Company and Acquiror shall use their best efforts to cooperate with one another in determining whether any action by or in respect of, or filing with, any governmental body, agency or official, or authority is required (other than pursuant to the HSR Act), or any actions, consents, approvals or waivers are required to be obtained from parties to any material contracts, in connection with the consummation of the transactions contemplated by this Agreement and in seeking to timely obtain any such actions, consents, approvals or waivers, or making any such filings or furnishing information required in connection therewith.

     (f) Public Announcements. Acquiror, and the Company shall consult with each other before issuing any press release or making any public statement with respect to this Agreement or the transactions contemplated hereby and, shall not issue any such press release or make any such public statement without the prior consent of the other party, which consent shall not be unreasonably withheld or delayed; provided, however, that a party may, without the prior consent of the other party, issue such press release or make such public statement as may upon the advice of counsel be required by law, any securities exchange or the National Association of Securities Dealers, Inc. if it has used all commercially reasonable efforts to consult with the other party.

     (g) Form S-4; Proxy Statement; Schedule 13E-3; Shareholder Approval.

          (i) As promptly as practicable after the execution of this Agreement, the Company shall prepare and file with the SEC a registration statement on Form S-4 (the "Form S-4") in which will be included a preliminary proxy statement for stockholders of the Company in connection with the solicitation of proxies to approve the transactions contemplated by this Agreement (such proxy statement together with any amendments thereof or supplements thereto, in each case, in the form or forms mailed to the Company's stockholders, being the "Proxy Statement"). Concurrently with the filing of the Proxy Statement, Acquiror and its respective affiliates (to the extent required by law) shall prepare and file with the SEC, together with the Company, a Rule 13E-3 Transaction Statement on Schedule 13E-3 (together with all supplements and amendments thereto, the "Schedule 13E-3") with respect to the transactions contemplated by this Agreement. All filing fees required to be paid, and all printing, mailing and other costs of dissemination with respect to the Form S-4, Proxy Statement or
     Schedule 13E-3 shall be paid by the Company. The Acquiror shall furnish all information concerning them and the holders of its capital stock as the Company may reasonably request in connection with such actions. The Company shall use its commercially reasonable efforts to have the Form S-4 declared effective under the Securities Act as promptly as practicable after such filing. The Company shall use its commercially reasonable efforts to cause the Proxy Statement to be mailed to the Company's stockholders as promptly as practicable after the Form S-4 is declared effective under the Securities Act. The Company shall use its commercially reasonable efforts to take all steps necessary to cause the Schedule 13E-3 to be filed with the SEC and to be disseminated to the holders of Shares, in each case, as and to the extent required by applicable federal securities laws. The Company shall take any action required to be taken under any applicable state securities laws in connection with the registration and qualification of the Shares of the Capital Stock to be issued in connection with the Merger.

          (ii) If at any time prior to the Special Meeting any event or circumstance relating to the Company, the Acquiror or any of their respective affiliates, or its or their respective officers or directors, should be discovered by the Company or the Acquiror that should be set forth in a supplement or amendment to the Proxy Statement or the Form S-4 or Schedule 13E-3, such party shall promptly inform the other party and the Company shall promptly supplement, amend, update, or correct the Form S-4, Proxy Statement and/or Schedule 13E-3 and shall cause such supplement, amendment, update or correction to be filed with the SEC and to be disseminated to the holders of Shares, in each case, as and to the extent required by applicable federal securities laws.

          (iii) The Company shall immediately notify the Acquiror of (A) the receipt of any comments from the SEC relating to the Form S-4, the Schedule 13E-3 or the Proxy Statement, (B) any request by the SEC for any amendment or supplement to the Form S-4, the Schedule 13E-3 or Proxy Statement or for additional information, and (C) the effectiveness of the Form S-4, the
     Schedule 13E-3 and the clearance of the Proxy Statement, and the Schedule 13E-3. The Company shall consult with the Acquiror with respect to, and prior to, all filings with the SEC, including the Form S-4 and Schedule 13E-3 and any amendment or supplement thereto, and all mailings to the Companies' stockholders in connection with the Merger, including the Proxy Statement. No filing of the Form S-4, the Proxy Statement, the Schedule 13E-3 or any amendment or supplement thereto shall be made by the Company without the consent of the Acquiror (not to be unreasonably withheld.

          (iv) The Company shall, as requested by Acquiror, take such action as may be necessary with applicable law and its Certificate of Incorporation and Bylaws, to convene a special meeting of the holders of the Shares ("Special Meeting") as promptly as practicable for the purpose of considering and taking action upon this Agreement. The Proxy Statement shall contain the recommendations of the Special Committee and the Board of Directors of the Company that; the Merger, this Agreement and the transactions contemplated hereby are fair to and in the best interests of the holders of Common Shares, (ii) the Merger, this Agreement and the transactions contemplated hereby are fair to and in the best interests of the holders of Preferred Shares, and (iii) the recommendation referred to in Section 2.20 hereof that holders of Common Shares and holders of Preferred Shares each approve the Merger, this Agreement and the transactions contemplated hereby. The Company will cause its transfer agent to make stock transfer records relating to the Company available to the Acquiror.

     (h) To the extent requested by Acquiror, each of the parties shall cooperate with each other in taking, or causing to be taken, all actions necessary to delist the Shares from the AMEX; provided that such delisting shall not be effective until after the Effective Time. The parties also acknowledge that it is Acquiror's present intention that, following the Merger, none of the shares of the Company's capital stock will be listed on the AMEX or any other national securities exchange and will not be quoted on the NASDAQ. Notwithstanding that the Surviving Corporation may not be required to remain subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, for the two (2) years following the Effective Time, the Surviving Corporation shall file with the SEC such reports as are specified in Section 13 and 15(d) of the Exchange Act and required to be filed in respect of securities similar to the Senior Preferred Shares by issuers subject to the reporting requirements of Section 13 of the Exchange Act, such reports to be so filed at the times specified for the filings of such reports required under such Sections; provided that the Surviving Corporation shall have no obligation to file such reports if fewer than 500,000 Senior Preferred Shares remain outstanding.

     Section 4.5 Transaction Litigation. The Company shall give Acquiror the opportunity to participate in the defense or settlement of any litigation against the Company and its directors directly relating to any of the transactions contemplated by this Agreement until the Effective Time provided, however, that no such settlement shall be agreed to without Acquiror's consent, which consent shall not be unreasonably delayed or withheld; and provided further that no settlement requiring a payment by a director shall be agreed to without such director's consent.

                                    ARTICLE V

                      CONDITIONS TO ACQUIROR'S OBLIGATIONS

     All obligations of Acquiror under this Agreement are subject to the fulfillment or waiver (to the extent permitted by this Agreement and applicable law), prior to or at the Effective Time, of each of the following conditions:

     Section 5.1 Shareholder Approval. The Company Stockholder Approvals shall have been obtained.

     Section 5.2 Representations and Warranties. The representations and warranties made by the Company in this Agreement shall be true and correct in all material respects unless the inaccuracies (without giving effect to any materiality or material adverse effect qualifications or materiality exceptions contained therein) in such representations and warranties, individually or in the aggregate, have not had and would not reasonably be expected to result in a Material Adverse Effect with respect to the Company.

     Section 5.3 Performance. The Company shall have performed and complied with all covenants required by this Agreement to be performed or complied with by it on or before the Effective Time except for such nonperformance or noncompliance which, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect on the Company.

     Section 5.4 Officer's Certificate. The Company shall have delivered to Acquiror a certificate of a duly authorized officer of the Company in such person's capacity as an officer and without personal liability, dated the Effective Date, certifying as to the fulfillment of the conditions specified in Sections 5.2 and 5.3 hereof.

     Section 5.5 HSR Waiting Period. The applicable waiting period under the HSR Act, if any, shall have expired or terminated.

     Section 5.6 No Injunction. No preliminary or permanent injunction or other order by any federal or state court in the United States which prevents the consummation of the Merger shall have been issued and remain in effect (the

Company and Acquiror agreeing to use their commercially reasonable efforts to have any such injunction lifted).

     Section 5.7. Form S-4. (a) The Form S-4 shall have become effective under the Securities Act and shall not be the subject of any stop order or proceedings seeking a stop order; (b) any material "blue sky" and other state securities laws applicable to the registration and qualification of, and any rules or regulations of any self-regulatory organization applicable to, the Shares to be issued in the Merger shall have been complied with; and (c) the Proxy Statement and the Schedule 13E-3 shall have been disseminated to the extent, and for the minimum time period required by, the Exchange Act and the rules and regulations promulgated thereunder.

     Section 5.8. No Litigation. There shall not be pending by or before any Governmental Entity any suit, action or proceeding (or by any other person any suit, action or proceeding which has a reasonable likelihood of success), (i) challenging or seeking to restrain or prohibit the consummation of the Merger or any of the other transactions contemplated by this Agreement or seeking to obtain from Acquiror or any of its affiliates any damages that are material to any such party, (ii) seeking to prohibit or limit the ownership or operation by the Acquiror, the Company or any of their respective Subsidiaries of any material portion of the business or assets of the Company, Acquiror or any of their respective Subsidiaries, to dispose of or hold separate any material portion of the business or assets of the Company, Acquiror or any of their respective Subsidiaries, as a result of the Merger or any of the other transactions contemplated by this Agreement, or (iii) seeking to impose limitations on the ability of any affiliate of Acquiror to acquire and hold, or exercise fully rights of ownership of, any shares of capital stock of the Company, including, without limitation, the right to vote any shares of capital stock of the Company on any matter properly presented to the holders of such class of capital stock.

     Section 5.9. Financing. The Company shall have received the proceeds of the financing pursuant to the commitment letters referred to in Section 3.4 hereof on terms and conditions set forth therein (or on such other terms and conditions, or involving such other financing sources, as are acceptable to Acquiror in its sole discretion) in amounts sufficient to consummate the transactions contemplated by this Agreement, including, without limitation (i) to pay the Merger Consideration and Option Consideration, (ii) to refinance the outstanding indebtedness (including capital lease obligations) of the Company,
(iii) to pay any fees and expenses in connection with the transactions contemplated by this Agreement or the financing thereof, (iv) to pay all severance, retention, bonus or other obligations which might become due and payable as a result of the consummation of the Merger and the transactions contemplated by this Agreement, (v) to provide for the working capital needs of the Company upon consummation of the Merger, including, without limitation, if applicable, letters of credit (the transactions referred to in this Section 5.9, the "Financing").

     Section 5.10. Affiliate Letters. The Company shall have used commercially reasonable efforts to cause the agreements referred to in Section 4.1(f) to be delivered to Acquiror. The employment agreement described on Schedule 5.10 shall be in full force and effect unless modified with the prior written consent of Acquiror.

     Section 5.11. Comfort Letters. Acquiror shall have received "comfort letters" and updates thereof from the Company's independent certified public accountants, with such letters to be in customary form and to cover matters of the type customarily covered by accountants in transactions similar to the Merger and the other transactions contemplated by this Agreement.

     Section 5.12. Dissenting Shares; Rotko Rollover.

     (a) The number of Dissenting Shares shall not exceed 15% of the outstanding Shares.

     (b) All of the holders of the Options shall have (i) exercised such Options or shall have entered into agreements with the Company to exercise such Options prior to the Effective Time (or such later time as may be specified by Acquiror) or shall have otherwise permitted the Company to cash-out the Options and (ii) agreed to reinvest the after-tax proceeds of the Option Consideration received by them in respect of 1,000,000 Options in securities of the Surviving Corporation.

     (c) The holders of the Rotko Rollover Shares shall have performed their obligations under the Rotko Rollover Agreement in all material respects.

     Section 5.13. Consents. Acquiror shall have received evidence, in form and substance reasonably satisfactory to it, that all licenses, permits, consents, approvals, authorizations, qualifications and orders of Governmental Entities and other third parties necessary to consummate the transactions contemplated hereby shall have been obtained, unless the failure to so obtain such licenses, permits, consents, approvals, authorizations, qualifications and orders, individually or in the aggregate, would not have a Material Adverse Effect on the Company.

                                   ARTICLE VI

                     CONDITIONS TO THE COMPANY'S OBLIGATIONS

     All obligations of the Company under this Agreement are subject to the fulfillment or waiver (to the extent permitted by this Agreement and applicable law), prior to or at the Effective Time, of each of the following conditions:

     Section 6.1 Shareholder Approval. The Company Stockholder Approvals shall have been obtained.

     Section 6.2 Representations and Warranties. The representations and warranties made by Acquiror in this Agreement shall be true and correct in all material respects unless the inaccuracies (without giving effect to any materiality or material adverse effect qualifications or materiality exceptions contained therein) in such representations and warranties, individually or in the aggregate, have not had and would not reasonably be expected to result in a Material Adverse Effect with respect to the Acquiror.

     Section 6.3 Performance. Acquiror shall have performed and complied with all covenants required by this Agreement to be performed or complied with by it on or before the Effective Time except for such nonperformance or noncompliance which, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect on the Acquiror.

     Section 6.4 Officer's Certificate. Acquiror shall have delivered to the Company a certificate of a duly authorized officer in such person's capacity as an officer and without personal liability, dated the Effective Date, certifying as to the fulfillment of the conditions specified in Sections 6.2 and 6.3 hereof.

     Section 6.5 HSR Waiting Period. The applicable waiting period under the HSR Act shall have expired or been otherwise terminated.

     Section 6.6 No Injunction. No preliminary or permanent injunction or other order by any federal or state court in the United States which prevents the consummation of the Merger shall have been issued and remain in effect (the Company and Acquiror agreeing to use their commercially reasonable efforts to have any such injunction lifted).

     Section 6.7. Form S-4. (a) The Form S-4 shall have become effective under the Securities Act and shall not be the subject of any stop order or proceedings seeking a stop order; (b) any material "blue sky" and other state securities laws applicable to the registration and qualification of, and any rules or regulations of any self-regulatory organization applicable to, the Shares to be issued in the Merger shall have been complied with; and (c) the Proxy Statement and the Schedule 13E-3 shall have been disseminated to the extent, and for the minimum time period required by, the Exchange Act and the rules and regulations promulgated thereunder.

     Section 6.8. No Litigation. There shall not be pending by any Governmental Entity any suit, action or proceeding (or by any other person, any suit, action or proceeding which has a reasonable likelihood of success), (i) challenging or seeking to restrain or prohibit the consummation of the Merger or any of the other transactions contemplated by this Agreement or seeking to obtain from Company or any of its affiliates any damages that are material to any such party, or (ii) seeking to prohibit or limit the ownership or operation by the Acquiror, the Company or any of their respective Subsidiaries of any material portion of the business or assets of the Company, Acquiror or any of their respective Subsidiaries, to dispose of or hold separate any material portion of the business or assets of the Company, Acquiror or any of their respective

Subsidiaries, as a result of the Merger or any of the other transactions contemplated by this Agreement.

                                   ARTICLE VII

                           SURVIVAL OF REPRESENTATIONS

     Section 7.1 No Survival of Representations. The representations, warranties, covenants and agreements made by the parties hereto in this Agreement shall terminate on, and shall have no further force or effect after, the Effective Time, except for those covenants and agreements contained herein which by their terms apply in whole or in part after the Effective Time (including, without limitation, Sections 4.2(a) and 4.2(b), and the officers and directors referred to therein are and shall continue to be third party beneficiaries thereof). In the event of a breach of any of such covenants or agreements, the party to whom such covenants or agreements have been made shall have all rights and remedies for such breach available to it under applicable law and the provisions of this Agreement, regardless of any disclosure to, or investigation made by or on behalf of, such party.

     Section 7.2 Exclusive Remedy.

     (a) Acquiror acknowledges and agrees that (i) other than the representations and warranties of the Company specifically contained in this Agreement (including the Schedules hereto) the Stockholders Agreement and the Option Agreement, there are no representations or warranties of the Company or any Subsidiary or any other person either expressed or implied with respect to the Company, the Subsidiaries or their respective assets, liabilities and businesses, and (ii) neither it nor the Surviving Corporation shall have any claim or right to damages or indemnification from the Company, any Subsidiary, or any current or former officer, director or stockholder of the Company or any Subsidiary acting in their capacities as such with respect to any information (whether written or oral), documents or material furnished by the Company, any Subsidiary or any of their respective officers, directors, employees, agents, counsel, accountants or advisors to Acquiror with respect to the transactions contemplated by this Agreement, including any information, documents or material made available to Acquiror in certain "data rooms," management presentations or in any other form in expectation of the transactions contemplated by this Agreement.

     (b) The Company acknowledges and agrees that (i) other than the representations and warranties of Acquiror specifically contained in this Agreement (including the Schedules hereto) the Stockholders Agreement and the Option Agreement, there are no representations or warranties of Acquiror or any other person either expressed or implied with respect to Acquiror and (ii) it shall not have any claim or right to damages or indemnification from Acquiror or any current or former officer, director or stockholder of Acquiror with respect to any information (whether written or oral), documents or material furnished by Acquiror or any of its officers, directors, employees, agents, counsel, accountants or advisors to Acquiror.

     Subject to Section 9.4, the employees, officers, directors and shareholders of Acquiror (and their respective affiliates and associates) shall not have any liability or obligation to the Company with respect to this Agreement and the transactions contemplated hereby except in respect of Bruckmann, Rosser, Sherrill & Co., Inc. ("BRS") as set forth in the letter agreement between BRS and the Company of even date herewith.


                                  ARTICLE VIII

                            TERMINATION OF AGREEMENT

     Section 8.1 Termination of Agreement Prior to the Effective Time. This Agreement may be terminated and the Merger contemplated hereby may be abandoned at any time, notwithstanding approval thereof by the applicable stockholders, but prior to the Effective Time:

     (a) by mutual written consent of Acquiror and the Company.

     (b) by either the Acquiror or the Company, if any of the conditions to such party's obligation to consummate the transactions contemplated in this Agreement shall have become impossible to satisfy;

     (c) by either the Acquiror or the Company, if the Merger has not been consummated on or before August 31, 1998 (unless the failure to consummate the Merger by such date shall be due to the action or failure to act of the party seeking to terminate this Agreement in breach of such party's obligations under this Agreement) provided that the right to terminate this Agreement pursuant to this Section 8.1(c) solely because of the failure to be satisfied of Section 5.8 or 6.8 hereof, shall not accrue until September 30, 1998; or

     (d) by the Company, effective three business days after delivery to Acquiror of a Superior Proposal Notice pursuant to Section 4.1(a), which Notice shall have been preceded or accompanied by payment of the Break-Up Fee and the Documented Expenses to the Acquiror, unless, within such three business-day period, Acquiror (A) makes an offer that the Company's Board of Directors reasonably determines (after consultation with its financial advisors) is at least as favorable to the Company's stockholders as the Superior Proposal that is the subject of the Superior Proposal Notice, and (B) returns the Break-Up Fee and the Documented Expenses to the Company.

     (e) by the Acquiror if (A) the Board of Directors of the Company (or any committee thereof) (i) withdraws, modifies or changes its recommendation regarding the approval of the Merger or this Agreement or the transactions contemplated hereby in a manner adverse to the Acquiror, (ii) shall have recommended to the stockholders of the Company any Acquisition Proposal; (iii) shall have taken any action in violation of Section 4.1(a) of this Agreement,
(iv) shall have failed to reaffirm publicly its recommendation regarding the approval of the Merger or this Agreement and the transactions contemplated hereby within three business days' of receipt of Acquiror's written request to do so; or (v) shall have resolved, or entered into any agreement, to do any of the foregoing, or (B) the parties (other than Acquiror) to the Option Agreement or the Stockholder Agreement shall have breached their material obligations thereunder to Acquiror, or (C) or there shall have been a Change in Control of the Company.

     As used herein, "Change in Control" means any of the following:

          (i) any person or group (other than Acquiror) acquires or beneficially owns, or enters into an agreement with the Company or any of its Subsidiaries to acquire, directly or indirectly, 25% or more of the outstanding Shares or voting power in respect of the Shares or 25% or more of the assets, revenues or earning power of the Company and its Subsidiaries, taken as a whole (it being understood that (x) shares of Subsidiaries constitute assets of the Company for purposes hereof and (y) the beneficial ownership by the Rotko Entities of any Share beneficially owned by them as of the date of this Merger Agreement shall not constitute a "Change in Control"); or

          (ii) the Company distributes or transfers, or publicly announces its intention to distribute or transfer, to its shareholders, by dividend or otherwise, assets constituting 25% or more of the market value or earning power of the Company on a consolidated basis.

     The Company agrees to notify Acquiror within five business days of the occurrence of any Change in Control.

     (f) by the Acquiror if (i) the Company is in breach at any time prior to the Effective Time of any of the representations and warranties made by the Company as though made on and as of such date, unless the inaccuracies (without giving effect to any materiality or material adverse effect qualifications or materiality exceptions contained therein) in such representations and warranties, individually or in the aggregate, have not had and would not reasonably be expected to result in a Material Adverse Effect with respect to the Company, or (ii) the Company shall not have performed and complied in all material respects with all covenants required by this Agreement to be performed or complied with by it on and as of such date, which breach in the case of clauses (i) and (ii) cannot be or has not been cured, in all material respects, within 15 days after the giving of written notice to the Company.

     (g) by the Company if (i) the Acquiror is in breach at any time prior to the Effective Time of any of the representations and warranties made by the Acquiror as though made on and as of such date, unless the inaccuracies (without giving effect to any materiality or material adverse effect qualifications or materiality exceptions contained therein) in such representations and warranties, individually or in the aggregate, have not had and would not reasonably be expected to result in a Material Adverse Effect with respect to the Acquiror, or (ii) the Acquiror shall not have performed and complied in all material respects with all covenants required by this Agreement to be performed or complied with by it on and as of such date, which breach in the case of clauses (i) and (ii) cannot be or has not been cured, in all material respects, within 15 days after the giving of written notice to the Acquiror.

     Any party desiring to terminate this Agreement shall give written notice of such termination and the reasons therefor to the other parties.

     Section 8.2 Effect of Termination.

     If this Agreement is terminated pursuant to Section 8.1 above, this Agreement shall become void and of no effect and no party hereto shall have any liability to the other for costs, expenses, loss of anticipated profits or otherwise, except that (i) the agreements contained in Sections 4.1(a)(ii), 4.4(a) and 9.2 shall survive the termination hereof, and (ii) nothing herein shall relieve any party from liability for any willful breach of this Agreement. The right of any party hereto to terminate this Agreement pursuant to Section
8.1 shall remain operative and in full force and effect regardless of any investigation made by or on behalf of any party hereto, any person controlling any such party or any of their respective officers, directors, employees, accountants, consultants, legal counsel, agents, advisors or other representatives, whether prior to or after the execution of this Agreement.


                                   ARTICLE IX

                                  MISCELLANEOUS

     Section 9.1 Waiver of Compliance. Any failure of a party to comply with any obligation, covenant, agreement or condition herein may be expressly waived in writing by the other party hereto, but such waiver shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

     Section 9.2 Expenses. Except as provided in Section 4.1(a)(ii) or otherwise expressly provided in this Agreement, each party shall bear its respective expenses, fees and costs incurred or arising in connection with the negotiation and preparation of this Agreement and all transactions related hereto, and the parties shall have no liability between or among themselves for such expenses, fees or costs.

     Section 9.3 Assignability; Parties in Interest. Neither this Agreement nor any of the rights or obligations hereunder may be assigned by any of the parties hereto without the prior written consent of the other party, except that Acquiror may assign, in its sole discretion, any or all of its rights and obligations hereunder to any direct or indirect wholly owned Subsidiary or subsidiaries of Acquiror, provided that no such assignment shall relieve the assigning party of its obligations hereunder if such assignee does not perform such obligation. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and, with respect to the provisions of Section 4.2(c), and 9.2, shall inure to the benefit of the persons or entities benefiting from the provisions thereof who are intended to be third-party beneficiaries thereof. Except as provided in the preceding sentence, nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement. All the terms and provisions of this Agreement shall be binding upon, inure to the benefit of and be enforceable by, the respective successors and permitted assigns of the parties hereto.

     Section 9.4 Specific Performance. The parties hereto agree that if for any reason any party hereto shall have failed to perform its obligations under this Agreement, then any other party hereto seeking to enforce this Agreement against such nonperforming party, in addition to any damages and other remedies available to it, shall be entitled to specific performance and injunctive and other equitable relief, and the parties hereto further agree to waive any requirement for the securing or posting of any bond in connection with the obtaining of any such injunctive or other equitable relief.

     Section 9.5 Agreement; Amendments.

     (a) This Agreement (together with the Confidentiality Agreement, by and between the Acquiror and the Company, dated October 30, 1997, 1997 (the "Confidentiality Agreement")), including the exhibits, schedules, and other documents delivered pursuant hereto, contains the entire understanding of the parties. The Confidentiality Agreement shall terminate at the Effective Time. This Agreement may be amended only by a written instrument duly signed by the parties hereto or their respective successors or assigns. This Agreement may be amended by the parties hereto by action taken by or on behalf of their respective Boards of Directors at any time prior to the Effective Time; provided, however, that after approval of the Merger by the stockholders of the Company, no amendment may be made which would reduce the amount or change the type of consideration into which each Common Share or Preferred Share or Option shall be converted upon consummation of the Merger.

     (b) No provision of the Confidentiality Agreement shall limit Acquiror's right to exercise the Options granted to it under the Option Agreement or to acquire Shares thereunder, and the provisions of the second paragraph on page 3 of the Confidentiality Agreement shall terminate upon any termination of this Agreement in circumstances where a Break-Up Fee is paid or payable by the Company or upon exercise of the option granted to Acquiror pursuant to the Option Agreement.

     (c) No discussions regarding or exchange of drafts or comments in connection with the transactions contemplated herein shall constitute an agreement among the parties hereto. Any agreement among the parties shall exist only when the parties have fully executed and delivered this Agreement.

     Section 9.6 Headings. The Article and Section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of any provision of this Agreement. The use of masculine pronouns herein is intended to include the feminine and neuter, as appropriate.

     Section 9.7 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provision of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible.

     Section 9.8 Notices. All notices, requests and other communications to any party hereunder shall be in writing (including telecopy or similar writing) and shall be given,

if to the Company, to:     MEDIQ Incorporated
                           One MEDIQ Plaza
                           Pennsauken, NJ 08110-1460
                           Attention:  Thomas E. Carroll
                           President and Chief Executive Officer
                           Telephone #: (609) 662-3200
                           Facsimile #: (609) 661-0958

with a copy to:            Drinker Biddle & Reath LLP
                           Philadelphia National Bank Building
                           1345 Chestnut Street
                           Philadelphia, PA  19107
                           Attention:  F. Douglas Raymond, III
                           Telephone #: (215) 988-2548
                           Facsimile #: (215) 988-2757

if to Acquiror, to:
                           c/o Bruckmann, Rosser, Sherrill & Co.,
                           Inc.
                           126 East 56th Street
                           New York, NY  10022
                           Attention: Bruce Bruckmann
                           Telephone #: (212) 521-3700
                           Facsimile #: (212) 521-3799

with a copy to:            Dechert Price & Rhoads
                           4000 Bell Atlantic Tower
                           1717 Arch Street
                           Philadelphia, PA  19103
                           Attention:  William G. Lawlor
                           Telephone #: (215) 994-4000
                           Facsimile #: (212) 994-2222

or such other address or telecopy number as such party may hereafter specify for the purpose by notice to the other parties hereto. Each such notice, request or other communication shall be effective (i) if given by telecopy, when such telecopy is transmitted to the telecopy number specified in this Section and personal acknowledgment of receipt is returned, (ii) delivered by hand, or (iii) when received by the addressee, if sent by a nationally recognized overnight delivery service, in each case to the addresses specified in this section.

     Section 9.9 Law Governing. This Agreement shall be governed by, construed and enforced in accordance with the laws of the State of Delaware, without regard to its conflict of laws rules.

     Section 9.10 Counterparts. This Agreement may be executed simultaneously in several counterparts, each of which shall be deemed an original, but all counterparts so executed shall constitute one and the same agreement.

     Section 9.11 Representations. No representation or warranty in this Agreement shall be deemed to be violated by a party hereto if the information therein required to be disclosed is disclosed by such party in another Schedule to this Agreement where the relevance of such disclosure to the representation or warranty at issue is apparent.

     Section 9.12 Jurisdiction. Each party hereto irrevocably and unconditionally consents and submits to the exclusive jurisdiction of the courts of the State of Delaware and of the United States of America located in the State of Delaware for any actions, suits or proceedings arising out of or relating to this Agreement and the transactions contemplated hereby, and further agrees that service of any process, summons, notice or document by U.S. registered or certified mail to the Company or the Acquiror, as the case may be, at the addresses set forth Section 9.8 hereof, shall be effective service of process for any action, suit or proceedings brought against such party in such court. Each party hereto hereby irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby, in the courts of the State of Delaware located in Wilmington, Delaware or the United States of America located in Wilmington, Delaware, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in any inconvenient forum.


                (REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK)

     IN WITNESS WHEREOF, this Agreement has been duly executed on behalf of each of the parties hereto as of the day and year first above written.


                                     MQ ACQUISITION CORPORATION


                                     By:/s/ Thomas E. Carroll
                                        ------------------------------
                                        Name: Thomas E. Carroll
                                        Title: President and
                                               Chief Executive Officer



                                     MEDIQ INCORPORATED


                                     By:/s/ Bruce C. Bruckmann
                                        ------------------------------
                                        Name: Bruce C. Bruckmann
                                        Title:

                                                   EXHIBIT A TO MERGER AGREEMENT


             CERTIFICATE OF DESIGNATION, PREFERENCES AND RIGHTS FOR
              SERIES A 13.0% CUMULATIVE COMPOUNDING PREFERRED STOCK

                                       OF

                              [MEDIQ Incorporated]

                  [MEDIQ Incorporated], a Delaware corporation (hereinafter called the "Corporation"), pursuant to the provisions of Section 151 of the General Corporation Law of the State of Delaware, does hereby make this Certificate of Designation under the corporate seal of the Corporation and does hereby state and certify that pursuant to the authority expressly vested in the Board of Directors of the Corporation by the Certificate of Incorporation, the Board of Directors has duly adopted the following resolutions:

                  RESOLVED, that, pursuant to Article [_] of the Certificate of Incorporation (which authorizes the creation and issuance of shares of Preferred Stock on such terms as are determined by the Board of Directors), the Board of Directors hereby fixes the designations and preferences and relative, participating, optional and other special rights and qualifications, limitations and restrictions of the following series of Preferred Stock:

                  A. Series A Preferred Stock.

                     1. Designation of Series. The designation of the series of Preferred Stock authorized by this resolution shall be "Series A 13.0% Cumulative Compounding Preferred Stock" ("Series A Preferred Stock") consisting of ________________ shares. The par value of Series A Preferred Stock shall be $.01 per share.

                     2. Rank. With respect to dividend rights and rights on liquidation, winding up and dissolution of the Corporation, Series A Preferred Stock shall rank (a) senior to the Common Stock of the Corporation, par value $.01 per share ("Common Stock"), the Series B Preferred Stock (defined in paragraph B below), the Series C Preferred Stock (defined in paragraph B below), and each other class of capital stock or class or series of preferred stock issued by the Corporation after the date hereof the terms of which specifically provide that such class or series shall rank junior to the Series A Preferred Stock as to dividend distributions or distributions upon the liquidation, winding up and dissolution of the Corporation (each of the securities in clauses
(i) and (ii) collectively referred to as "Series A Junior Securities"), (b) on a parity with each other class of capital stock or class or series of preferred stock issued by the Corporation after the date hereof the terms of which do not specifically provide that they rank junior to Series A Preferred Stock or senior to Series A Preferred Stock as to dividend distributions or distributions upon liquidation, winding up and dissolution of the Corporation (collectively referred to as " Series A Parity Securities"), and (c) junior to each other class of capital stock or other class or series of preferred stock issued by the Corporation that by its terms is senior to the Series A Preferred Stock with respect to dividend distributions or distributions upon the liquidation, winding up and dissolution of the Corporation (collectively referred to as "Series A Senior Securities").

                     3. Dividends.

                        (a) Each Holder of Series A Preferred Stock shall be entitled to receive, when, as and if declared by the Board of Directors, out of funds legally available therefor, cash dividends on each share of Series A Preferred Stock at a rate equal to $1.30 per share per annum. All dividends shall be cumulative, whether or not earned or declared, and shall accrue on a daily basis from the date of issuance of Series A Preferred Stock, and shall be payable semi-annually in arrears on each Dividend Payment Date, commencing on the second Dividend Payment Date after the date of issuance of such Series A Preferred Stock. Each dividend on Series A Preferred Stock shall be payable to the Holders of record of Series A Preferred Stock as they appear on the stock register of the Corporation on such record date as may be fixed by the Board of Directors, which record date shall not be less than 10 nor more than 60 days prior to the applicable Dividend Payment Date. Dividends shall cease to accrue in respect of shares of Series A Preferred Stock on the date of their repurchase by the Corporation unless the Corporation shall have failed to pay the relevant repurchase price on the date fixed for repurchase. Notwithstanding anything to the contrary set forth above, unless and until such dividends are declared by the Board of Directors, there shall be no obligation to pay such dividends; provided, that such dividends shall continue to cumulate and shall be added to the Liquidation Preference at the time of repurchase as provided herein if not earlier declared and paid. Accrued dividends on the Series A Preferred Stock if not paid on the first or any subsequent Dividend Payment Date following accrual shall thereafter accrue additional dividends ("Additional Dividends") in respect thereof, compounded annually, at the rate of 13.0% per annum.

                        (b) All dividends paid with respect to shares of Series A Preferred Stock pursuant to paragraph A(3)(a) shall be paid pro rata to the Holders entitled thereto.

                        (c) Dividends on account of arrears for any past Dividend Period and dividends in connection with any optional redemption pursuant to paragraph A(5)(a) may be declared and paid at any time, without reference to any regular Dividend Payment Date, to the Holders of record on any date as may be fixed by the Board of Directors, which date is not more than 60 days prior to the payment of such dividends.

                        (d) As long as any Series A Preferred Stock is outstanding, no dividends shall be declared by the Board of Directors or paid or funds set apart for the payment of dividends or other distributions on any Series A Parity Securities for any period, and no Series A Parity Securities may be repurchased, redeemed or otherwise acquired, nor may funds be set apart for such payment (other than dividends, other distributions, redemptions, repurchases or acquisitions payable in Series A Junior Securities and cash in lieu of fraction share of such Series A Junior Securities in connection therewith), unless (i) full Accumulated Dividends have been paid or set apart for such payment on the Series A Preferred Stock and Series A Parity Securities for all Dividend Periods terminating on or prior to the date of payment of such dividends or distributions on, or such repurchase or redemption of, such Series A Parity Securities (the "Series A Parity Payment Date") and (ii) any such dividends are declared and paid pro rata so that the amounts of any dividends declared and paid per share on outstanding Series A Preferred Stock and each other share of Series A Parity Securities will in all cases bear to each other the same ratio that accrued and unpaid dividends (including any Accumulated Dividends) per share of outstanding Series A Preferred Stock and such other outstanding shares of Series A Parity Securities bear to each other.

                        (e) The Holders shall be entitled to receive the dividends provided for in paragraph A(3)(a) hereof in preference to and in priority over any dividends upon any of the Series A Junior Securities. Such dividends on the Series A Preferred Stock shall be cumulative, whether or not earned or declared, so that if at any time full Accumulated Dividends on all shares of Series A Preferred Stock then outstanding have not been paid for all Dividend Periods then elapsed have not been paid or set aside for payment, the amount of such unpaid dividends shall be paid before any sum shall be set aside for or applied by the Corporation to the purchase, redemption or other acquisition for value of any shares of Series A Junior Securities (either pursuant to any applicable sinking fund requirement or otherwise) or any dividend or other distribution shall be paid or declared and set apart for payment on any Series A Junior Securities (the date of any such actions to be referred to as the "Series A Junior Payment Date"); provided, however, that the foregoing shall not (i) prohibit the Corporation from repurchasing shares of Series A Junior Securities from a Holder who is, or was, a director or employee of the Corporation (or an affiliate of the Corporation) and (ii) prohibit the Corporation from making dividends, other distributions, redemptions, repurchases or acquisitions in respect of Series A Junior Securities payable in Series A Junior Securities and cash in lieu of fraction share of such Series A Junior Securities in connection therewith.

                        (f) Dividends payable on Series A Preferred Stock for any period less than one year shall be computed on the basis of a 360-day year consisting of twelve 30-day months and the actual number of days elapsed in the period for which such dividends are payable.

                     4. Liquidation Preference.

                        (a) Upon any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the Holders of all shares of Series A Preferred Stock then outstanding shall be entitled to be paid out of the assets of the Corporation available for distribution to its stockholders an amount in cash equal to $10.00 per share, plus an amount equal to full cumulative dividends (whether or not earned or declared) accrued and unpaid thereon, including Additional Dividends, to the date of final distribution (the "Liquidation Preference") and no more, before any distribution is made on any Series A Junior Securities. If upon any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the application of all amounts available for payments with respect to Series A Preferred Stock and all other Series A Parity Securities would not result in payment in full of Series A Preferred Stock and such other Series A Parity Securities, the Holders and holders of Series A Parity Securities shall share equally and ratably in any distribution of assets of the Corporation in proportion to the full Liquidation Preference to which each is entitled. After payment in full pursuant to this paragraph A(4)(a), the Holders shall not be entitled to any further participation in any distribution in the event of liquidation, dissolution or winding up of the affairs of the Corporation.

                        (b) For the purposes of this paragraph A(4), neither the voluntary sale, conveyance, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all of the property or assets of the Corporation nor the consolidation, merger or other business combination of the Corporation with one or more corporations (whether or not the Corporation is the surviving corporation) shall be deemed to be a voluntary or involuntary liquidation, dissolution or winding up of the Corporation.

                     5. Redemption.

                        (a) Optional Redemption.

                            (i) The Corporation may, at its option, redeem at
any time or from time to time, from any source of funds legally available therefor, in whole or in part, in the manner provided in paragraph A(5)(c) hereof, any or all of the shares of Series A Preferred Stock, at a redemption prices set forth below, plus an amount equal to full cumulative dividends (whether or not earned or declared) accrued and unpaid thereon, including Additional Dividends, to the Redemption Date (as defined in paragraph B). The redemption price for redemptions pursuant to this paragraph 5(a) are as follows:

                                                              Redemption Price
                Redemption Date                                   Per Share

on or before December 31, 1999                                     $11.00

on or after January 1, 2000                                        $10.50
but before December 31, 2001

on or after January 1, 2002                                        $10.00

                            (ii) No partial redemption of Series A Preferred
Stock pursuant to paragraph A(5)(a) hereof may be authorized or made unless prior thereto, full accrued and unpaid dividends thereon for all Dividend Periods terminating on or prior to the Redemption Date and an amount equal to a prorated dividend thereon for the period from the Dividend Payment Date immediately prior to the Redemption Date to the Redemption Date have been or immediately prior to the Redemption Notice are declared and paid in cash or are declared and there has been a sum set apart sufficient for such cash payment on the Redemption Date.

                            (iii) In the event of a redemption pursuant to
paragraph A(5)(a) hereof of only a portion of the then outstanding shares of Series A Preferred Stock, the Corporation shall effect such redemption pro rata according to the number of shares held by each Holder of Series A Preferred Stock.

                        (b) Mandatory Redemption. All outstanding shares of the Series A Preferred Stock shall be redeemed from funds legally available therefor on December 31, 2011 (the "Mandatory Redemption Date"), at a price per share equal to the Liquidation Preference on such Mandatory Redemption Date.

                        (c) Procedures for Redemption.

                            (i) At least 30 days and not more than 60 days prior
to the date fixed for any redemption of Series A Preferred Stock, written notice (the "Redemption Notice") shall be given by first class mail, postage prepaid, to each Holder of record of Series A Preferred Stock on the record date fixed for such redemption of Series A Preferred Stock at such Holder's address as set forth on the stock register of the Corporation on such record date; provided that no failure to give such notice nor any deficiency therein shall affect the validity of the procedure for the redemption of any shares of Series A Preferred Stock to be redeemed except as to the Holder or Holders to whom the Corporation has failed to give said notice or except as to the Holder or Holders whose notice was defective. In addition to any information required by law or by the applicable rules of any exchange upon which shares of Series A Preferred Stock may be listed or admitted to trading, the Redemption Notice shall state:

                                (A) the redemption price;

                                (B) whether all or less than all of the
outstanding shares of Series A Preferred Stock redeemable thereunder are to be redeemed and the aggregate number of shares of Series A Preferred Stock being redeemed;

                                (C) the number of shares of Series A Preferred
Stock held, as of the appropriate record date, by the Holder that the Corporation intends to redeem;

                                (D) the Redemption Date;

                                (E) that the Holder is to surrender to the
Corporation, at the place or places where certificates for shares of Series A Preferred Stock are to be surrendered for redemption, in the manner and at the price designated, his, her or its certificate or certificates representing the shares of Series A Preferred Stock to be redeemed; and

                                (F) that dividends on the shares of Series A
Preferred Stock to be redeemed shall cease to accumulate on such Redemption Date unless the Corporation defaults in the payment of the redemption price.

                           (ii) Each Holder shall surrender the certificate or
certificates representing such shares of Series A Preferred Stock being so redeemed to the Corporation, duly endorsed, in the manner and at the place designated in the Redemption Notice, and on the Redemption Date the full redemption price for such shares shall be payable in cash to the Person whose name appears on such certificate or certificates as the owner thereof, and each surrendered certificate shall be canceled and retired. In the event that less than all of the shares represented by any such certificate are redeemed, a new certificate shall be issued representing the unredeemed shares.

                            (iii) If a Redemption Notice has been mailed in
accordance with paragraph A(5)(c) above, unless the Corporation defaults in the payment in full of the redemption price, then, notwithstanding that the certificates evidencing any shares of Series A Preferred Stock so called for redemption shall not have been surrendered, (x) on the Redemption Date, the shares represented thereby so called for redemption shall be deemed no longer outstanding and shall have the status of authorized but unissued shares of Preferred Stock, undesignated as to series, (y) dividends with respect to the shares so called for redemption shall cease to accrue after the Redemption Date and (z) all rights with respect to the shares so called for redemption or subject to conversion shall forthwith after such date cease and terminate, except for the right of the holders to receive the funds, if any, payable pursuant to this paragraph 5 without interest upon surrender of their certificates therefor.

                        (d) Deposit of Funds. The Corporation's obligation to deliver funds in accordance with this paragraph (5) shall be deemed fulfilled if, on or before a Redemption Date, the Corporation shall deposit, with a bank or trust company, or an affiliate of a bank or trust company such funds as are required to be delivered by the Corporation pursuant to this paragraph (5) upon the occurrence of the related redemption consideration sufficient to pay all accrued and unpaid dividends on the shares to be redeemed, in trust for the account of the Holders of the shares to be redeemed or converted (and so as to be and continue to be available therefor), with irrevocable instructions and authority to such bank or trust company that such shares and funds be delivered upon redemption or conversion of the shares of Series A Preferred Stock so called for redemption or converted. Any interest accrued on such funds shall be paid to the Corporation from time to time. Upon surrender of the certificates pursuant to paragraph A(5)(c)(ii), each Holder shall thereupon be entitled to any funds payable pursuant to this paragraph 5 following such surrender and following the date of such redemption.

                     6. Voting Rights.

                        (a) The Holders shall not be entitled or permitted to vote on any matter required or permitted to be voted upon by the shareholders of the Corporation, except as otherwise required by Delaware law or this Certificate of Designation except that, without the written consent of the holders of a majority of the outstanding shares of Series A Preferred Stock or the vote of the holders of a majority of the outstanding shares of Series A Preferred Stock at a meeting of the holders of Series A Preferred Stock called for such purpose, the Corporation shall not (a) create, authorize or issue any other class or series of stock entitled to a preference prior to Series A Preferred Stock upon any dividend or distribution or any liquidation, distribution of assets, dissolution or winding up of the Corporation, or (b) amend, alter or repeal any provision of the Corporation's Certificate of

Incorporation so as to materially adversely affect the relative rights and preferences of the Series A Preferred Stock.

                        (b) Without limiting the generality of the foregoing, in no event shall the Holders be entitled to vote (individually or as a class) on any merger or consolidation involving the Corporation, any sale of all or substantially all of the assets of the Corporation or any similar transaction.

                        (c) In any case in which the Holders shall be entitled to vote pursuant to paragraph A(6)(a) above, each Holder shall be entitled to one vote for each share of Series A Preferred Stock held unless otherwise required by applicable law.

                     7. Conversion or Exchange. The Holders shall not have any rights hereunder to convert such shares into or exchange such shares for shares of any other class or classes or of any other series of any class or classes of Capital Stock of the Corporation.

                     8. Reissuance of Series A Preferred Stock. Shares of Series A Preferred Stock which have been issued and reacquired in any manner, including shares purchased, redeemed or exchanged, shall have the status of authorized and unissued shares of Preferred Stock and may be reissued as part of a new series of Preferred Stock to be created by resolution or resolutions of the Board of Directors or as part of any other series of Preferred Stock, all subject to the conditions or restrictions on issuance set forth in any resolution or resolutions adopted by the Board of Directors providing for the issuance of any series of Preferred Stock; except that the Corporation may reissue shares of Series A Preferred Stock which are reacquired by the Corporation from a Holder who is, or was, an employee or director of the Corporation (or its affiliates).

                     9. Business Day. If any payment shall be required by the terms hereof to be made on a day that is not a Business Day, such payment shall be made on the immediately succeeding Business Day.

                     10. No Preemptive Rights No Holder will possess any preemptive rights to subscribe or acquire any unissued shares of Capital Stock of the Corporation (whether now or hereafter authorized) or securities of the Corporation convertible into or carrying a right to subscribe to or acquire shares of Capital Stock of the Corporation.

                     11. Prohibitions and Restrictions Imposed by Senior Securities and Indebtedness. To the extent that any action required to be taken by the Corporation under this Certificate of Designation shall be prohibited or restricted by the terms of any Series A Senior Securities or any contract or instrument to which the Corporation is a party or b which it is bound in respect of the incurrence of indebtedness, such Corporation's actions shall be delayed until such time as such prohibition or restriction is no longer in force.

                     B. Definitions. As used in this Resolution, the following terms shall have the following meanings (with terms defined in the singular having comparable meanings when used in the plural and vice versa), unless the context otherwise requires:

                     "Accumulated Dividends" means (i) with respect to any share of Preferred Stock, the dividends that have accrued on such share as of such specific date for Dividend Periods ending on or prior to such date and that have not previously been paid in cash, and (ii) with respect to any Series A Parity Security, the dividends that have accrued and are due on such security as of such specific date.

                     "Additional Dividends" has the meaning given to such term in paragraph A(3)(a).

                     "Business Day" means any day except a Saturday, Sunday or other day on which commercial banking institutions in New York City are authorized by law or executive order to close.

                     "Capital Stock" means any and all shares, interests, participations, rights, or other equivalents (however designated) of corporate stock including, without limitation, partnership interests.

                     "Common Stock" shall have the meaning given to such term in paragraph A(2)

                     "Dividend Payment Date" means June 30th and December 31st of each year.

                     "Dividend Period" means the Initial Dividend Period and, thereafter, each Semi-Annual Dividend Period.

                     "Holder" means a holder of shares of Series A Preferred Stock.

                     "Initial Dividend Period" means the dividend period commencing on the Issue Date and ending on the first Dividend Payment Date to occur thereafter.

                     "Liquidation Preference" has the meaning given to such term in paragraph A(4)(a).

                     "Mandatory Redemption Date" has the meaning given to such term in paragraph A(5)(b).

                     "Issue Date" means ____________, 1998.

                     "Person" means any individual, corporation, partnership, joint venture, incorporated or unincorporated association, joint-stock company, trust, unincorporated organization or government or other agency or political subdivision thereof or any other entity of any kind.

                     "Preferred Stock" means the Preferred Stock of the Company.

                     "Redemption Date", with respect to any shares of Preferred Stock, means the date on which such shares of Preferred Stock are redeemed by the Corporation pursuant to paragraph A(5).

                     "Redemption Notice" has the meaning given to such term in paragraph A(5)(c).

                     "Securities Act" means the Securities Act of 1933, as amended.

                     "Series A Junior Payment Date" has the meaning given to such term in A(3)(e).

                     "Series A Junior Securities" has the meaning given to such term in paragraph A(2).

                     "Series A Parity Payment Date" has the meaning given to such term in A(3)(d).

                     "Series A Parity Securities" has the meaning given to such term in paragraph A(2).

                     "Semi-Annual Dividend Period" means the annual period commencing on each January 1st and July 1st and ending on each Dividend Payment Date, respectively.

                     "Series A Preferred Stock" has the meaning given to such term in paragraph A(1).

                     "Series A Senior Securities" has the meaning given to such term in paragraph A(2).

                     "Series B Preferred Stock" means the Series B 13.25% Cumulative Compounding Perpetual Preferred Stock of the Company.

                     "Series C Preferred Stock" means the Series C 13.5% Cumulative Compounding Preferred Stock of the Company.

                  IN WITNESS WHEREOF, the undersigned officers of the Corporation have executed this Certificate of Designation as of the day of ___________, 1998.

ATTEST:


-----------------------                      -----------------------
Secretary                                    President

                                                  EXHIBIT B TO MERGER AGREEMENT

                                    AGREEMENT


     THIS AGREEMENT (the "Agreement") is dated as of January 14, 1998 by and between MQ Acquisition Corporation, a Delaware corporation ("MQ"), MEDIQ Incorporated, a Delaware corporation ("MEDIQ"), Michael J. Rotko ("Rotko"), T/D Bernard B. Rotko dated November 18, 1983 (the "Rotko Trust), Bessie G. Rotko and Judith M. Shipon (each a "Rotko Entity," and collectively with Rotko, the "Rotko Entities").

                                   Background

         Contemporaneously with the execution of that certain Agreement and Plan of Merger, dated as of January 14, 1998 (as may be amended from time to time, the "Merger Agreement") by and between MQ and MEDIQ, MQ requires that Rotko Entities enter into this Agreement whereby the Rotko Entities agree to convert an aggregate of 1,000,000 shares (the "Rolled Shares") of Series A Preferred Stock, par value $.50 per share of MEDIQ (the "MEDIQ Preferred Stock") into certain securities specified herein.

     Capitalized terms used herein but not otherwise defined shall have the meanings ascribed to them in the Merger Agreement.

     NOW, THEREFORE, in consideration of the premises and the agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

     1. Rollover. The parties hereto agree that either (i) immediately prior to the Effective Time, the Rotko Entities will transfer the Rolled Shares to MQ (the "Contribution") in exchange for securities of MQ, which at the Effective Time will be converted into 1,340,200 shares of Series B Preferred Stock (defined below) and a number of shares of Common Stock of the Surviving Corporation equal to 10.98% (assuming an initial investment of $10 million of Common Stock) of the total outstanding shares of Common Stock of the Surviving Corporation (the Series B Preferred Stock and the Common Stock, together the "Converted Shares") or (ii) the Certificate of Merger that is to be filed pursuant to Section 1.2 of the Merger Agreement shall provide that the Rolled Shares shall be converted into the Converted Shares. The decisions as to whether alternative (i) or (ii) above be employed shall be determined by MQ in its sole discretion with the approval of MEDIQ, such approval not to be unreasonably withheld. For purposes of this Agreement, "Series B Preferred Stock" shall mean preferred stock of the Surviving Corporation having the terms substantially in the form attached hereto as Exhibit I.

     2. Allocation. The Rolled Shares to be converted into the Converted Shares pursuant to paragraph 1 shall be determined, and the Converted Shares shall be distributed to the each of the Rotko Entities, based on their pro rata ownership of Preferred Stock as set forth on Schedule I hereto; provided, that the Rotko Trust may, prior to the fifth business day prior to the Effective Time, notify MQ in writing of a revised allocation of Rolled Shares among the Rotko Entities and the allocation of the Converted Shares among the Rotko

Entities, whereby such Schedule I shall be revised to reflect such revised allocation (so long as the aggregate number of Rolled Shares converted into the aggregate number of Converted Shares and the aggregate number of Converted Shares distributed in respect of the Rolled Shares remains unchanged) (the "Reallocation"); provided further that the Reallocation shall not adversely affect the accounting treatment or the economic impact of the Merger and related transactions to MQ, the Surviving Corporation and their shareholders other than the Rotko Entities.

     3. Representations and Warranties of the Rotko Entities. Each of the Rotko Entities represents and warrants that (i) the Rotko Entities as the sole beneficial owner of the Rolled Shares and have good title to, the Rolled Shares, free and clear of any lien, security interest, restriction, right of first refusal or encumbrance or claim of any kind, (ii) at the Effective Time, the Rotko Entities will be the sole beneficial owner of the Rolled Shares and will have good title to, the Rolled Shares, free and clear of any lien, security interest, restriction, right of first refusal or encumbrance or claim of any kind, (iii) this Agreement has been duly executed and delivered by each of the Rotko Entities, and this Agreement constitutes the legal, valid and binding obligations of each of the Rotko Entities, enforceable in accordance with its terms, and (iv) each of the Rotko Entities has full legal right, power and authority to enter into this Agreement and to perform its other obligations hereunder.

     4. Termination. This Agreement shall terminate immediately upon the termination of the Merger Agreement if the Merger Agreement is terminated prior to the Effective Time; provided, that if the termination of the Merger Agreement results from a failure of the condition set forth in Section 5.12(c) thereof to be satisfied, such termination shall not derogate from MQ's rights under this Agreement. The obligations of the parties hereto under this Agreement are subject to the execution of a definitive shareholders agreement (the "Shareholders Agreement") reasonably satisfactory to the parties embodying terms substantially as set forth in Exhibit I. .

     5. Counterparts. This Agreement may be executed in identical counterpart copies, each of which shall be an original, but all of which taken together shall constitute one and the same agreement.

     6. Further Assurances. The parties hereto agree to execute such other documents and to take such further actions as may be necessary to carry out the intent and purposes of this Agreement and the transactions contemplated hereby.

     7. Facsimiles. This Agreement and any signed agreement or instrument entered into in connection with this Agreement, and any amendments hereto or thereto, to the extent signed and delivered by means of a facsimile machine, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding effect as if it were the original signed version thereof delivered in person. At the request of any party hereto or to any such agreement or instrument, each other party hereto or thereto shall re-execute original forms thereof and deliver them to all other parties. No party hereto or to any such agreement or instrument shall raise the use of a facsimile machine to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a facsimile machine as a defense to the formation of a contract and each such party forever waives any such defense.

     8. Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE WITHOUT REGARD TO THE CONFLICTS OF LAW PRINCIPLES THEREOF.

                            [Signature Pages Follows]

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date and year first written above.



                                        MQ ACQUISITION CORPORATION



                                        By:
                                            ----------------------------------
                                            Bruce Bruckmann, President


                                        MEDIQ INCORPORATED


                                        By:
                                            ----------------------------------
                                            Thomas Carroll, President and
                                            Chief Executive Officer



                                            ----------------------------------
                                            Michael J. Rotko


                                            ----------------------------------
                                            Bessie G. Rotko


                                            ----------------------------------
                                            Judith M. Shipon



                       [signatures continued on next page]

                                            T/D BERNARD B. ROTKO
                                            DATED NOVEMBER 18, 1983



                                            ----------------------------------
                                            Bessie G. Rotko, Trustee


                                            ----------------------------------
                                            Judith M. Shipon, Trustee


                                            ----------------------------------
                                            Michael J. Rotko, Trustee


                                            ----------------------------------
                                            John D. Iskrant, Trustee

                                            PNC BANK, as Trustee

                                            By:
                                                -----------------------------
                                                Name:
                                                Title:

                                                                      Exhibit I
Series B Preferred Stock

1. Name of Series: Series B 13.25% Cumulative Compounding Perpetual Preferred Stock.

2.   Face Amount: $10.00.

3.   Par Value: $.01 per share.

4.   Issue Date: The Effective Time.

5. Rank: The Series B Preferred Stock will rank junior to the Series A Preferred Stock and senior to the Series C Preferred Stock and the Common Stock for dividend, repurchase and liquidation purposes.

6. Dividends: $1.325 per share per annum. All dividends shall be cumulative, whether or not earned or declared, and shall be payable semi-annually in arrears. There shall be no obligation to pay dividends until declared by the Board of Directors. Accrued dividends, if not paid, shall accrue additional dividends at 13.25% per annum.

7. Liquidation Preference: Upon any voluntary or involuntary liquidation, dissolution or winding up of the Surviving Corporation, each holder of Series B Preferred Stock then outstanding shall be entitled to be paid $10.00 in cash per share, plus accrued dividends, prior to any payments to junior security holders.

8.   Optional Redemption: None.

9.   Mandatory Redemption: None.

10. Voting Rights: Holders of Series B Preferred Stock will have no voting rights, except as otherwise required by Delaware law.

11. Tag-Along/Drag-Along Rights. The Shareholders Agreement shall provide for the following:

     - If BRS sells (other than to affiliates, coinvestors and other similar parties) or has redeemed more than 10% of its original investment in Series B Preferred Stock, the Rotko Entities will have the right to participate on same terms and conditions pro rata with BRS and other holders of Series B Preferred Stock; provided, that if such sale or redemption is to or by the Company or any person related to the Company within the meaning of Section 351(g)(3)(B) of the Internal Revenue Code (the Company and such a related person referred to herein as a "Disqualified Person"), then BRS and/or its coinvestors, their respective affiliates or a third party designated by BRS (other than a Disqualified Person) will offer to purchase such shares in lieu of the Disqualified Person and any such purchase shall not be directly or indirectly funded by a Disqualified Person.

     - If holders of a majority of Series B Preferred Stock proposes to sell their shares, they may elect to drag along the Rotko Entities who will consent to, and waive any objections with respect to, such transaction; provided, that, if such sale is to a Disqualified Person, BRS and/or its coinvestors, their respective affiliates or a third party designated by BRS (other than a Disqualified Person) shall have the right to purchase such shares in lieu of the Disqualified

          Person and any such purchase shall not be directly or indirectly funded by a Disqualified Person.

     - If the Company shall redeem shares of the Series A or Series C Preferred Stock, BRS and/or its coinvestors, their respective affiliates or a third party designated by BRS (other than a Disqualified Person) will offer to purchase (the "Purchase Option") from the Rotko Entities a percentage of the Series B Preferred Stock held by them equal to the aggregate liquidation preference of the Series A or Series C Preferred Stock so redeemed (not including any redemption of Series A Preferred Stock issued as Merger Consideration) divided by the sum of the aggregate liquidation preference of the Series A, B and C Preferred Stock then outstanding plus the original cost of the shares of Common Stock then outstanding; it being understood that (i) the intent of the foregoing provision is to provide the Rotko Entity with a similar investment opportunity as if they converted on the same terms as BRS and its coinvestors and acquired Shares of Series A, B and C Preferred Stock and Common Stock in the same proportions as BRS and other coinvestors, (ii) a purchase pursuant to the Purchase Option shall not be directly or indirectly funded by a Disqualified Person and (iii) the purchase price pursuant to the Purchase Option for the Series B Preferred Stock shall be in an amount not less than the par value plus accrued dividends on such stock and shall be paid in comparable consideration to that offered to the redeeming shareholders.

12. Preemption: The Shareholders Agreement will provide that, if the Company proposes to sell any equity securities, then the holders of the Series B Preferred Stock will have an opportunity to purchase a proportionate amount of such equity securities on the same terms and conditions as offered by the Company (in the ratio of their equity ownership in the Company over the total equity in the Company prior to the sale), unless such equity securities are issued (A) in connection with a business combination (unanimously approved by Company's Board of Directors), (B) to the Company's management or directors, (C) in connection with debt financing or a bona fide public offering or (D) subject to certain other exceptions to be negotiated.

13. Restrictions on Transfer. For the five year period beginning the Effective Time, the Rotko Entities will not be permitted to transfer their Series B Preferred Stock or their Common Stock other than to family members and others by the law of descent distribution or trusts for the benefit of such persons. For the five year period beginning on the fifth anniversary of the Effective Time and ending on the tenth anniversary of the Effective Time, the Rotko Entities may transfer their shares of Series B Preferred and Common stock subject to the restrictions applicable to such shares. After the tenth anniversary of the Effective Time, the Rotko Entities may transfer their shares of Series B Preferred and Common stock free of the restrictions applicable to such shares.

14. Board of Directors: The Shareholder Agreement will provide that the Rotko Trust shall have the right to elect one director of the Company so long as the Rotko Entities own 5% or more of the Common Stock of the Company.

15. Tag-Along/Drag-Along Relating to Common Shares: The Shareholders Agreement will provide that if BRS proposes to sell 10% or more of its Common Shares to a third party, then the Rotko Entities will have the right to participate on the same terms and conditions pro rata with BRS and other holders of the Common Stock subject to certain exceptions to be negotiated. The Shareholders Agreement will provide that if the holders of a majority of the Common Shares proposes to sell their shares to a third party, they may elect to drag along the Rotko Entities on the same terms and conditions who will consent to, and waive any objections with respect to, such transaction. The tag-along and drag-along rights relating to the Common Stock will terminate immediately prior to such time as there is a bona fide public offering of the Company's Common Stock.

16. Piggy-back Rights. The Rotko Entities may include their shares of the Series A Preferred Stock or Series B Preferred Stock, on a pro rata basis with other shareholders, in any registration statement filed by the Company under the Securities Act of 1933 (other than with respect to Form S-4 and Form S-8 ) that registers shares of Series A Preferred Stock or Series B Preferred Stock on terms and conditions to be negotiated.

                                                                     Schedule I


                                                  Percentage
                                                 Ownership of
                                                    MEDIQ
                 Rotko Entity                  Preferred Shares
                 ------------                  ----------------

               T/D Bernard B. Rotko dated           75.22%
               November 18, 1983

               Bessie Rotko                          5.67%

               Michael Rotko                         9.45%

               Judith Shipon                         9.66%
                                                   -------
               AGGREGATE                           100.00%
                                                   =======

                                                   EXHIBIT C TO MERGER AGREEMENT


                        FORM OF COMPANY AFFILIATE LETTER


GENTLEMEN:

                  The undersigned, a holder of shares of Common Stock, value $1.00 per share ("Company Stock"), of MEDIQ Incorporated, a Delaware corporation (the "Company"), is entitled to receive in connection with the merger (the "Merger") of the Company with MQ Acquisition Corporation, a Delaware corporation ("Acquiror"), certain securities (the "Securities") of the Company (which shall be the surviving corporation). The undersigned acknowledges that the undersigned may be deemed an "affiliate" of the Company within the meaning of Rule 145 ("Rule 145") promulgated under the Securities Act of 1933 (the "Act"), although nothing contained herein should be construed as an admission of such fact.

                  If in fact the undersigned were an affiliate under the Act, the undersigned's ability to sell, assign or transfer the Securities received by the undersigned pursuant to the Merger may be restricted unless such transaction is registered under the Act or an exemption from such registration is available. The undersigned understands that such exemptions are limited and the undersigned has obtained advice of counsel as to the nature and conditions of such exemptions, including information with respect to the applicability to the sale of such securities of Rules 144 and 145(d) promulgated under the Act.

                  The undersigned hereby represents to and covenants with the Company that the undersigned will not sell, assign or transfer any of the Securities received by the undersigned pursuant to the Merger except (i) pursuant to an effective registration statement under the Act, (ii) in conformity with the volume and other limitations of Rule 145 or (iii) in a transaction which, in the opinion of independent counsel reasonably satisfactory to the Company or as described in a "no-action" or interpretive letter from the Staff of the Securities and Exchange Commission (the "SEC"), is not required to be registered under the Act.

                  In the event of a sale or other disposition by the undersigned of Securities pursuant to Rule 145, the undersigned will supply the Company with evidence of compliance with such Rule, in the form of a letter in the form of Annex I hereto. The undersigned understands that the Company may instruct its transfer agent to withhold the transfer of any Securities disposed of by the undersigned, but that upon receipt of such evidence of compliance the transfer agent shall effectuate the transfer of the Securities sold as indicated in the letter.

                  The undersigned acknowledges and agrees that appropriate legends will be placed on certificates representing Securities retained by the undersigned in the Merger or held by a transferee thereof, which legends will be removed by delivery of substitute certificates upon receipt of an opinion in form and substance reasonably satisfactory to the Company from independent counsel reasonably satisfactory to the Company to the effect that such legends are no longer required for purposes of the Act.

                  The undersigned acknowledges that (i) the undersigned has carefully read this letter and understands the requirements hereof and the limitations imposed upon the distribution, sale, transfer or other disposition of Securities and (ii) the receipt by Acquiror of this letter is an inducement and a condition to Acquiror's obligations to consummate the Merger.

                                                     Very truly yours,




Dated:

                                    EXHIBIT C



                                                                  ANNEX I
                                                                  TO EXHIBIT ___
[DATE]

[NAME]

                  On -------------- the undersigned sold the securities ("Securities") of the Company (the "Company") described below in the space provided for that purpose (the "Securities"). The Securities were received by the undersigned in connection with the merger of MQ Acquisition Corp. with and into MEDIQ, Incorporated.

                  Based upon the most recent report or statement filed by the Company with the Securities and Exchange Commission, the Securities sold by the undersigned were within the prescribed limitations set forth in paragraph (e) of Rule 144 promulgated under the Securities Act of 1933, as amended (the "Act").

                  The undersigned hereby represents that the Securities were sold in "brokers' transactions" within the meaning of Section 4(4) of the Act or in transactions directly with a "market maker" as that term is defined in
Section 3(a)(38) of the Securities Exchange Act of 1934, as amended. The undersigned further represents that the undersigned has not solicited or arranged for the solicitation of orders to buy the Securities, and that the undersigned has not made any payment in connection with the offer or sale of the Securities to any person other than to the broker who executed the order in respect of such sale.

                                                              Very truly yours,




              [Space to be provided for description of securities]